As filed with the Securities and Exchange Commission on April 7, 1999
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                         EAST/WEST COMMUNICATIONS, INC.
              (Exact Name of Small Business Issuer in Its Charter)

          Delaware                           4813                   13-3964837
(State or Other Jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)    Identification Number)

                              350 Stuyvesant Avenue
                               Rye, New York 10580
                                 (914) 921-6300
                         (Address and Telephone Number,
                         of Principal Executive Offices)


                                  Victoria Kane
                Chairman of the Board and Chief Executive Officer
                         East/West Communications, Inc.
                              350 Stuyvesant Avenue
                               Rye, New York 10580
                                 (914) 921-6300
                      (Name, Address and Telephone Number,
                              of Agent for Service)
                              ---------------------


                                    Copy to:
                              Steven Wolosky, Esq.
                              Adam Rappaport, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
                           (212) 755-1467 (Facsimile)
                           --------------------------

                  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             ----------------------

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             ----------------------

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                             ----------------------

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


                                                     PROPOSED
                                                     MAXIMUM            PROPOSED
      TITLE OF EACH CLASS OF                         AGGREGATE          MAXIMUM               AMOUNT OF
             SECURITIES            AMOUNT TO BE    OFFERING PRICE       AGGREGATE            REGISTRATION
        TO BE REGISTERED            REGISTERED       PER RIGHT         OFFERING PRICE            FEE

Class A Common Stock, par
value $.01 per share                 443,050          $1.50(1)          $664,575.00            $184.75

Subscription Rights(2)                                   --                  --                  --

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low price for such shares on the OTC Bulletin Board on April 6, 1999 (the last day on which shares were traded)

(2) Evidencing the right to subscribe for 443,050 shares of Class A common stock pursuant to Rule 457(g), no registration fee is payable with respect to the Subscription Rights.

                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities had been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1999
                                   PROSPECTUS

                     443,050 Shares of Class A Common Stock

                         EAST/WEST COMMUNICATIONS, INC.

                  East/West Communications, Inc. is offering at no cost to you, as a holder of Class A common stock of the Company, a non-transferable right to purchase shares of Class A common stock. You will be entitled to purchase one share of Class A common stock at a price of $1.50 per share for every four shares of Class A common stock you own as of ________________, 1999. Each right will also carry with it an oversubscription privilege to subscribe for shares of Class A common stock that are not purchased by other holders of rights. The rights will be evidenced by rights certificates and will expire at 5:00 p.m. New York City time on _________, 1999.

                  Mario J. Gabelli, a director of the Company and, with related parties, holder of 441,184 shares of Class A common stock, has advised the Company that he will fully exercise his rights to purchase 110,296 shares of Class A common stock and his oversubscription privilege. Aer Force Communications Inc., the holder of all of the outstanding shares of Class B common stock, which will receive a right to purchase 444,825 shares of Class B common stock at a price of $1.50 per share, has advised the Company that it will fully exercise its right.


                  The Class A common stock is traded on the OTC Bulletin Board, under the symbol EWCM. The last reported sale price of the Class A common stock on the OTC Bulletin Board on April 6, 1999 was $1.50 per share.

   AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER
       CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                             ---------------------


     Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense

                                -----------------



                             Per Share                 Total
                          ----------------         ---------------
Offering price to the        $1.50                   $664,575
public
Proceeds to the              $1.25                   $554,575
Company(1)(2)

------------------

     (1)After deduction of estimated expenses of $110,000 payable by the Company, including registration, listing, legal and accounting fees, subscription and information agent fees, printing expenses and other miscellaneous fees and expenses.

     (2)The Company will also receive gross proceeds of approximately $667,238 from the exercise of a right to purchase 444,825 shares of Class B common stock at a price of $1.50 per share granted to Aer Force, the sole stockholder of the Class B common stock of the Company. Aer Force has advised the Company that it will fully exercise its right with respect to the Class B common stock.

                 The date of this Prospectus is ________, 1999.

                                TABLE OF CONTENTS

                                                                         PAGE

PROSPECTUS SUMMARY..........................................................-3-

RISK FACTORS................................................................-8-

USE OF PROCEEDS............................................................-18-

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY ...........................-18-

DILUTION...................................................................-19-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION................-20-

DETERMINATION OF SUBSCRIPTION PRICE........................................-23-

THE RIGHTS OFFERING........................................................-23-

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................-27-

THE WIRELESS COMMUNICATIONS INDUSTRY.......................................-29-

LIMITATIONS OF CELLULAR TELEPHONE INDUSTRY.................................-30-

LEGISLATION AND GOVERNMENT REGULATION......................................-35-

EXECUTIVE OFFICERS AND DIRECTORS...........................................-48-

CERTAIN TRANSACTIONS.......................................................-51-

PRINCIPAL STOCKHOLDERS.....................................................-52-

DESCRIPTION OF CAPITAL STOCK...............................................-53-

DESCRIPTION OF CERTAIN INDEBTEDNESS........................................-57-

EXPERTS           .........................................................-57-

WHERE YOU CAN FIND MORE INFORMATION........................................-58-

FINANCIAL STATEMENTS.......................................................F-1

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................II-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and notes thereto. Some of the statements contained in this summary, as well as the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and "The Wireless Communications Industry" are forward-looking. They include statements concerning strategy, liquidity and capital expenditures, debt levels and the ability to obtain financing, service debt, competitive pressure in the industry, legal proceedings and regulatory matter and general economic conditions. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

                                   THE COMPANY

         East/West Communications, Inc. holds five 10 megahertz personal communications services ("PCS") licenses to serve a population of approximately 21 million, including two of the top ten markets, Los Angeles, California and Washington D.C., plus Sarasota, Florida, Reno, Nevada and Santa Barbara, California. The total cost of these licenses was approximately $19 million, after a 25% bidding credit provided by the Federal Communications Commission. 80% of the cost of the licenses (or $15.2 million) was financed over ten years by the U.S. government, with only payments of interest during the first two years. Currently, principal payments are scheduled to begin on July 31, 1999.

         We believe that there are significant growth opportunities in the wireless telecommunications industry and that our PCS licenses have substantial potential. According to the Cellular Telecommunications Industry Association, there were 60.8 million wireless telephone subscribers in the United States as of June 30, 1998, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997. Paul Kagan Associates, Inc., a leading telecommunications consultant, estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by 2001. We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. We also believe that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

         We have not yet adopted a business plan or determined how to finance our operations, due in part to uncertainties relating to PCS, which makes evaluation difficult, including the newness of PCS, financing, affiliation and technology issues and the financial problems of certain C-Block licensees. We have not yet determined whether to develop our PCS licenses on our own, joint venture our licenses with other PCS or wireless telephone licenses holders or operators or others, or sell some or all of our licenses. We expect to continually review these factors and to adopt a plan once the financing, regulatory and market aspects of PCS are less uncertain. East/West stock involves a substantial degree of risk. See "Risk Factors."

         Mario J. Gabelli, a director of East/West and, with related parties, holder of 441,184 shares of Class A common stock has advised us that he will fully exercise his right and his oversubscription privilege, and Aer Force Communications Inc., the holder of all outstanding Class B common stock, has advised us that it will fully exercise its right.

         Our address is 350 Stuyvesant Avenue, Rye, New York 10580. Our telephone number is (914) 921-6300.

                               THE RIGHTS OFFERING

Rights........................    The Company will  distribute to each holder of
                                   Class A common stock a right to purchase one share of Class A common stock for every four shares of Class A common stock owned on __________, 1999 (the "Record Date"). The
                                   Company will distribute approximately 443,050 rights and approximately 443,050 shares of Class A common stock will be sold upon exercise of the rights, assuming exercise of all rights. In addition, Aer Force, the holder of all outstanding shares of Class B common stock, will receive a right to purchase 444,825 shares of Class B common stock at a price of 1.50 per share on the same terms and conditions as the holders of Class A common stock.

Oversubscription
  Privilege...................     Each  holder of rights who elects to exercise
                                   all of its  rights  may  also  subscribe  for
                                   additional  shares  of Class A  common  stock
                                   available as a result of unexercised  rights,
                                   if  any.   If  an   insufficient   number  of
                                   underlying  shares is  available  to  satisfy
                                   fully all of these elections to exercise, the
                                   Company will prorate the available  shares of
                                   Class  A  common  stock  among   holders  who
                                   exercise   this   privilege   based   on  the
                                   respective numbers of shares oversubscribed by such holders. See "The Rights Offering--
                                   Subscription Privileges."

Subscription Price............     $1.50 in cash per share.

Shares of Common Stock
  Outstanding after
  Rights Offering.............     Approximately  2,215,248  shares  of  Class A
                                   common  stock  and  approximately   2,224,126
                                   shares of Class B common stock.

Non-Transferability
  of Rights...................     The Rights are non-transferable

Record Date...................     _____________, 1999.

Expiration Date...............     _____________,  1999, at 5:00 p.m.,  New York
                                   City time.

Procedure for
  Exercising Rights...........     A  stockholder  who wants to exercise a right
                                   should   properly   complete   and  sign  the
                                   subscription   certificate   evidencing   the
                                   rights   and   forward    the    subscription
                                   certificate,   with  full  payment,   to  the
                                   subscription   agent   on  or  prior  to  the
                                   expiration date.

                                   AN EXERCISE OF RIGHTS MAY NOT BE REVOKED. SEE "THE RIGHTS OFFERING--EXERCISE OF RIGHTS."

Issuance of Common
  Stock.......................     The  Company  will  deliver  to   subscribers
                                   certificates  representing  shares of Class A
                                   common stock purchased  pursuant to the basic
                                   subscription privilege as soon as practicable
                                   after  the  corresponding  rights  have  been
                                   validly exercised and full payment for shares
                                   has been  received and  cleared.  The Company
                                   will deliver to subscribers  shares purchased
                                   pursuant to the  oversubscription  privilege,
                                   as soon as  practicable  after the expiration
                                   date and after all prorations and adjustments
                                   contemplated  by the  terms of this  offering
                                   have been  effected and full payment has been
                                   received   and   cleared.   See  "The  Rights
                                   Offering."

Use of Proceeds...............     The net  cash  proceeds  from the sale of the
                                   shares  of  Class  A  common  stock   offered
                                   hereby,  after  payment of fees and expenses,
                                   is anticipated to be approximately  $554,575,
                                   assuming   full   exercise   of  the  rights.
                                   Assuming the exercise of all of the rights to purchase Class B common stock at an exercise price of $1.50 per share, the total net cash proceeds to be received East/West would be approximately $1,221,800. This offering is not conditioned upon any minimum level of exercise of the rights, and there can be no assurance that the Company will raise any proceeds from the offering. However, Mario J.
                                   Gabelli, a director of East/West and , with related parties, holder of 441,184 shares of Class A common stock has advised us that he will fully exercise his right and his oversubscription privilege, and Aer Force, the holder of all outstanding Class B common stock has advised us that it will fully exercise its right with respect to the Class
                                   B common stock.

                                   East/West expects that such net proceeds will be used primarily to fund its interest payment obligations, to repay loans in the principal amount of $300,000 made by certain directors to the Company and for working capital and general corporate purposes. See"Use of Proceeds."

Risk Factors..................     There  are  substantial  risks in  connection
                                   with this  offering that should be considered
                                   by   prospective   purchasers.    See   "Risk
                                   Factors."

                             SUMMARY FINANCIAL DATA

         The summary financial data presented below were derived from the financial statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition" and the financial statements and notes thereto included elsewhere in this prospectus. The Company has no operating history. The summary financial data for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998 was derived from the audited financial statements of the Company included elsewhere herin. The summary financial data for the period from July 26, 1996 (inception) to Dec. 31, 1997 and the period from July 26, 1996 (inception) to Dec. 31, 1996 were derived from audited financial statements of the Company not presented herein.

                      SUMMARY FINANCIAL AND OPERATING DATA


                            STATEMENTS OF OPERATIONS

                                                                           July 26, 1996   July 26, 1996   July 26, 1996
                                           January 1 to    January 1 to   (Inception) to  (Inception) to   (Inception) to
                                           Dec. 31, 1998   Dec. 31, 1997   Dec 31, 1998     Dec 31, 1997   Dec 31, 1996

Interest  income                             9,818                             9,818
Interest expense, including
commitment fees and late fees              (74,124)      (1,987,562)      (3,640,186)      (3,566,062)      (1,578,500)
Other expenses                             (76,210)         (87,607)        (163,817)         (87,607)
                                        --------------------------------------------------------------------------------
Loss before income taxes                  (140,516)      (2,075,169)      (3,794,185)      (3,653,669)      (1,578,500)
Income tax benefit (expense)                56,000         (500,000)        (444,000)        (500,000)
                                        --------------------------------------------------------------------------------
          Net loss                         (84,516)      (2,575,169)      (4,238,185)      (4,153,669)      (1,578,500)

Dividend requirement on preferred
      stock                               (634,689)         (54,266)        (688,955)         (54,266)
Loss applicable to common shares          (719,205)      (2,629,435)      (4,927,140)      (4,207,935)      (1,578,500)
                                        ================================================================================

Basic and diluted loss per share:             (.20)           (0.74)

Number of shares used in
computation                              3,551,499        3,551,499

Net loss allocated to general partner                                                                          (15,785)
(1%)
Net loss allocated to limited partner                                                                       (1,562,715)
(99%)

                                                    DECEMBER 31, 1998
                                                                   PRO FORMA AS
                                                 ACTUAL             ADJUSTED(A)
BALANCE SHEET DATA:                                                 (Unaudited)
Current assets                                   61,805               983,618
Total assets                                 21,208,152            22,129,965
Current liabilities                           2,294,519             1,994,519
Long-term liabilities                        14,866,597            14,866,597
Total liabilities                            17,161,116            16,861,116
Redeemable preferred stock                    4,024,176             4,024,176
Total Shareholders' equity                       22,860             1,244,673

(a) The Pro Forma Balance Sheet Data at December 31, 1998 is based upon the historical balance sheet of the Company and has been adjusted to reflect the full exercise of the rights to subscribe for shares of Class A and Class B common stock as described in this prospectus and also reflects the repayment of loans made to the Company by certain directors of the Company.

                                  RISK FACTORS


EAST/WEST IS A DEVELOPMENT STAGE COMPANY WITH HISTORICAL AND EXPECTED FUTURE OPERATING LOSSES AND CANNOT OFFER ASSURANCE OF FUTURE PROFITABLITY.

                   We are at an early stage of our development and have no operating history. We have incurred cumulative net losses through December 31, 1998 of $4,238,185. These losses arose primarily from interest expense on loans for organizational and start-up activities and acquisition of PCS licenses in the F-Block Auction and operating expenses. We are subject to all of the risks typically associated with a start-up entity. The report of our independent auditors with respect to our financial statements as of December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998 contains a paragraph indicating that substantial doubt exists as to our ability to continue as a going concern.

                    PCS networks have an extremely limited operating history in the United States and we cannot assure you that operation of these networks will become profitable. There is also uncertainty as to the extent of customer demand for PCS networks. We have not had any revenue from operations to date and do not know when, if ever, we may have positive cash flow. Unless we raise additional funds, we cannot meet our interest obligations on our government debt. We will have to raise funds in the near future in the form of debt or equity financing in order to continue to make interest or principal payments on our current debt and for working capital and general corporate purposes. We cannot assure you that we can raise sufficient funds. In addition, if we were to raise funds through equity financing, it could cause substantial dilution to the net book value of our common stock.

EAST/WEST HAS SUBSTANTIAL DEBT OBLIGATIONS TO THE FCC THAT IT MAY NOT BE ABLE TO REPAY.

                    Our leverage is substantial in relation to our equity. As of December 31, 1998, our total indebtedness was $15.5 million which is owed to the FCC and certain of our directors; we have $7.8 million of preferred stock subject to mandatory redemption under certain circumstances; and our stockholders' equity was approximately $23,000. We are required to make interest payments to the FCC on April 29, 1999 in the amount of $388,307 and on May 1, 1999 in the amount of 354,541. Under FCC rules, scheduled payments may be delayed for up to 90 days upon payment of a 5% penalty and for 90-180 days upon payment of a 15% penalty. The April 29, 1999 payment may not be further delayed and the May 1, 1999 payment may only be delayed for an additional 90 days. If these payments are not timely made we will forfeit our licenses.

                    We  have  executed   notes  to  the  FCC   documenting   our
installment payment obligations and a security agreement creating a first priority security interest in favor of the FCC in the PCS licenses (and the proceeds of any sale thereof) in the event of our default. We are required to make interest payments based on a 6.25% annual interest rate and to pay interest only quarterly for the first two years of the license and to pay interest and principal quarterly over the remaining eight years. In the event that we are unable to repay our debt, or we (or any of our affiliates) are involved in certain insolvency or bankruptcy proceedings, or otherwise violate regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of amounts due, repayment of certain bidding credits, revoking our PCS licenses and fining us an amount equal to the difference between the price at which we acquired the licenses and the amount of the winning bids at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and our bid amount. We also may not be able to meet our obligations to other creditors.

EAST/WEST MAY NEED TO INCUR MORE DEBT IN THE FUTURE.

                   If we determine to develop and build out the licenses, substantial additional funds will be required. Any borrowings from third parties are likely to contain various restrictions which may significantly limit or prohibit future actions and would allow a lender to accelerate the maturity of such indebtedness upon a default. We cannot assure you that our PCS networks can be completed or that, once completed, we will generate sufficient cash flow from operating activities to repay our debt and provide working capital. Any failure or delay in repaying current or future debt, could have a material adverse effect on our business, results of operations and financial condition.

                   In addition, we have an obligation to redeem our preferred stock on the earlier of (i) December 1, 2009, (ii) upon a change of control of our Class A common stock or Class B common stock or (iii) upon the sale of one or more PCS licenses directly or indirectly for cash in an amount proportional to that number of persons covered by the sale of such licenses compared to the total persons covered by our five initial PCS licenses, in each case based on the 1996 or most recent subsequent estimate by the United States Bureau of Census.

                   Our ability to obtain any additional necessary financing or refinancing will depend on, among other things, our financial condition, any restrictions governing our debt and other factors, including market conditions, that are beyond our control. We cannot assure you any such financing could be obtained on favorable terms, or at all. In the absence of such financing, we could be forced to sell assets in order to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for such assets. A substantial portion of our assets consist of intangible assets, principally PCS licenses granted by the FCC, the value of which will depend upon a variety of factors. Such licenses may only be transferred to other entities that meet the FCC requirements for F-Block license holders during the first five years of the initial license term, which may significantly impact our ability to realize the value of such licenses. Further, transfers to entities not meeting such requirements in years six through ten of the initial license term will subject us to substantial unjust enrichment penalties. We cannot assure you that our assets could be sold, or sold quickly enough, or for a sufficient amount, to enable us to meet our obligations.

EAST/WEST HAS NOT YET DECIDED HOW BEST TO UTILIZE ITS PCS LICENSES, AND THERE EXIST INHERENT RISKS IF EAST/WEST CHOOSES TO SELL, JOINT VENTURE OR OTHERWISE BUILD OUT ITS LICENSES.

                   We have not yet determined what to do with our PCS licenses. If we decide to sell our PCS licenses, there are various FCC restrictions that may be applicable. Under FCC regulations, a sale of our licenses may cause certain payment penalties to be imposed or cause our outstanding indebtedness incurred in connection with the purchase of our PCS licenses to become immediately due and payable depending on the size of the acquiring party and its ability to assume such debt. See "Legislation and Governmental Regulations." In addition, if a license is sold for cash, we will need to redeem a corresponding proportion of our preferred stock.

                   Many of the risks relating to the development of PCS licenses may also apply if we decide to joint venture our PCS licenses. In addition, certain joint venturers or purchasers may already operate wireless telephone or other telecommunications operations or have greater background and experience in developing wireless telephony and possess greater organizational, management and/or financial resources. If we decide to joint venture our PCS licenses or sell our licenses other than for cash, we may be at risk with respect to the other operations of the joint venturer or purchaser.

                   If we decide to develop our PCS licenses, we would have to develop and implement a business plan, which may require attracting and retaining qualified individuals as managers and employees and developing a business infrastructure. We cannot assure you as to the timing and extent of revenues and expenses, or our ability to successfully manage all the tasks associated with developing and maintaining a successful enterprise. Any failure by management to guide and control growth effectively, which includes implementing adequate systems, procedures and controls in a timely manner, could have a material adverse effect on our business, financial condition and results of operations. In addition, we will incur significant operating losses and generate negative cash flow from operating activities during the next several years if we seek to develop and construct our PCS networks and build a customer base. These losses and negative cash flows could be substantial and increase during the initial years of the build-out and operation of our PCS networks. We cannot assure you that we can successfully launch our services, or that we will achieve or sustain profitability or positive cash flow from operating activities in the future. If we cannot achieve operating profitability or positive cash flow from operating activities, we may not be able to meet our debt service or working capital requirements and, consequently, the Class A common stock may have little or no value.

                   Should we determine to develop or joint venture our PCS licenses, we will likely rely significantly upon third parties to provide equipment and services to distribute our products and services and to provide certain functions such as customer billing. We cannot assure you that such third parties will provide acceptable equipment and services on a timely basis and any failure to do so will have a material adverse effect upon our business, results of operations and financial condition.

IF EAST/WEST DECIDES TO DEVELOP ITS PCS NETWORK, OUR SUCCESS WILL BE DEPENDENT ON OUR ABILITY TO IMPLEMENT OUR PLANS, AS WELL AS OUR ABILITY TO MEET REGULATORY REQUIREMENTS, THE FAILURE OF ANY OF WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS AND OPERATIONS.

                   If  we  develop  the  PCS  licenses,   the  construction  and
implementation of our PCS networks would involve a high degree of risk including, but not limited to, network design, site selection and acquisition, equipment availability and microwave relocation. We cannot assure you that we can successfully develop and implement our PCS networks. Any failure to do so would have a material adverse effect on our business, results of operations and financial condition.

                   In addition, each of our PCS licenses is subject to an FCC requirement that we construct PCS networks that provide adequate service to at least one-third of the population in each such PCS market within five years of the date on which the license was granted or make a showing of substantial service in a licensed area within five years of the license grant date and two-thirds within ten years from the license grant date. We cannot assure you that this required coverage will be achieved in accordance with FCC requirements, and failure to comply with these requirements in any market could cause revocation of our PCS licenses or the imposition of fines or other sanctions by the FCC.

EAST/WEST'S COMPETITORS HAVE SUBSTANTIALLY GREATER ACCESS TO CAPITAL, FINANCIAL, TECHNICAL, MARKETING, SALES AND DISTRIBUTION RESOURCES AND SIGNIFICANTLY MORE EXPERIENCE THAN US IN PROVIDING WIRELESS SERVICES.

                   PCS is a new technology and service and, as a result, the level and timing of development of a customer base for PCS applications, on which our future revenues depend significantly, is uncertain. In the development of the PCS market, we will be competing with the more established cellular industry, as well as other wireless communications technologies, existing and future, with similar service offerings. Many of our PCS and cellular telephone competitors, have substantially greater access to capital than us, substantially greater financial, technical, marketing, sales and distribution resources than ours, and significantly more experience than us in providing wireless services. Several of our competitors are able to market other services, such as cable television service, landline telephone service and internet access with their wireless communications service offerings. In addition, several competitors are operating, or planning to operate, independently or through joint ventures and affiliation arrangements, wireless communications networks that cover most of the United States.

                   Assuming that we determine to develop our PCS licenses, we will compete directly with up to five other PCS providers in each of our markets including providers holding the A- and B- Block licenses which were granted on June 23, 1995, providers holding C-Block licenses awarded in September 1996 and January 1997 and providers holding D, E and F-Block licenses subsequently granted. PCS licensees in our license areas include Cox Enterprises, American Personal Communications, Pacific Telesis, Nextwave, AT&T, Inc., Rivgam Communicators

L.L.C., OPCSE-Galloway Consolidated, Aerial Communications, PCS Prime Co., Sprint COM, Inc., BellSouth Wireless, Inc., Sprint Spectrum, PCS 2000, L.P., Alpine PCS, Inc. and Entertainment Unlimited. The FCC recently modified its rules to permit the partitioning and disaggregation of broadband PCS licenses into licenses to serve smaller service areas, which could allow other new entrants to enter wireless markets. Additionally, we will compete with existing cellular providers, most of which have infrastructure in place, have an established brand identity, have generated positive cash flow and have been operational for as many as ten years or more. We expect that many cellular operators will upgrade their networks to provide comparable digital services in competition with us. Cellular operators in our license areas include BellSouth, Bell Atlantic NYNEX Mobile, Air Touch and GTE Mobilenet.

                   The success of our PCS service business will depend upon our ability to compete, especially with respect to pricing, service, reliability and availability of features, such as data and voice transmission, call waiting, call forwarding and short messaging capability. In addition to PCS and cellular operators, we may also face competition from other existing communications technologies, such as conventional mobile telephone services, specialized mobile radio ("SMR") service, enhanced SMR ("ESMR") service, paging services (including two-way digital paging), and domestic and global mobile satellite service ("MSS"). Nextel is providing competitive wireless communications on an ESMR system. In the future, cellular and PCS service will also compete more directly with traditional landline telephone service operators, energy utilities, local multipoint distribution service ("LMDS") providers, and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. In the spring of 1997, the FCC also auctioned 30 MHZ of spectrum in the 2.3 GHz band for wireless communications services ("WCS"). The FCC has proposed that WCS providers be permitted to offer a broad range of fixed, mobile radio location and satellite broadcast services, some of which could be in competition with our service offerings. The FCC has auctioned 1300 megahertz ("MHZ") of spectrum in the 27.5 - 29.5 GHZ and 31.0 - 31.3 GHz bands for LMDS. The FCC contemplates that the LMDS spectrum would provide very high subscriber capacity for two-way video telecommunications. We may also face competition from other as yet unidentified technologies.

THE LIMITED CAPACITY OF OUR LICENSES MAY PUT EAST/WEST AT A DISADVANTAGE.

                   Cellular telephone licenses are for 25 MHZ of spectrum each and certain of the PCS licenses in the A, B and C-Blocks are for 30 MHZ of spectrum each. The D, E and F-Block licenses, which have only 10MHz of spectrum, therefore have less capacity with which to provide wireless telephone service. This may eventually limit growth opportunities as demand increases in the future for mobile PCS services. In addition, the cost to build out a digital mobile PCS system to an equivalent standard may be greater with a 10 MHZ license than with either a 25 MHZ cellular or 30 MHZ PCS license. Potential lenders may also require that 10 MHZ licensees have arrangements for additional spectrum. As a result, we may either initially, or at a later time, have to joint venture or make other arrangements with holders of additional spectrum in order to provide the amount or breadth of service to be or remain competitive, or may consider the provision of telephone services other than mobile PCS such as fixed wireless local loop, data or internet access. Our ability to enter into certain arrangements is limited by FCC regulations, and we cannot assure you that we will be able to enter into such arrangements on favorable terms or at all.

EAST/WEST'S  LICENSES  ONLY  OFFER  LIMITED  TERRITORY  COVERAGE  AND  SCOPE  OF
SERVICES.

                   If we were to develop our PCS licenses, our areas of services would be relatively limited, and it would be necessary to enter into joint ventures or other affiliation arrangements with other service providers to give our customers a broader area of service coverage, as well as a broader spectrum of services, and would require those other providers to have compatible technology. We may be unable to enter into such joint ventures or other arrangements on favorable terms or at all, which would have a material adverse affect on our ability to develop our licenses.

IF EAST/WEST DOES NOT CHOOSE THE APPROPRIATE TECHNOLOGY IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

                   If we were to develop the PCS licenses, we would be required to choose from among several competing digital technologies in order to build and operate a PCS system. To some extent, the choice of technology may be substantially influenced by what other PCS licensees have chosen in our areas, and whether our technology is compatible, or whether we may be able to compete with similar technologies. We cannot assure you that we will choose the appropriate technology or that the technology chosen will be successful. The selection of a particular protocol technology could materially adversely affect our ability to successfully offer PCS service. See "Wireless Communications Industry."

IF EAST/WEST DEVELOPS ITS PCS LICENSES, ITS ABILITY TO HIRE AN EFFECTIVE MANAGEMENT TEAM WILL HAVE A LARGE IMPACT ON ITS ABILITY TO MANAGE ITS OPERATIONS.

                   If we develop our PCS licenses, such development would place substantial demands on executive resources. We have no employees, and our directors and officers only provide a limited amount of time to our affairs. If we are to develop the licenses, we will need to hire a significant number of employees. We cannot assure you that such employees will be able to effectively manage the development of our operations and facilities, fully exploit our wireless communications assets. Any inability to manage growth could have a material adverse effect on our business, results of operations and financial condition.

EAST/WEST IS SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

                   The spectrum licensing, construction, operation, sale and interconnection arrangements of our wireless communications networks are regulated to varying degrees by state regulatory agencies, the FCC, Congress, the courts and other governmental bodies. We cannot assure you that any of these governmental bodies having jurisdiction over us will not adopt or change regulations or take other actions that would materially adversely affect our business, financial condition or results of operations. Although the FCC has issued rules regarding the F-Block Auction and numerous other matters, not all of them have been subject to FCC or judicial interpretation. Accordingly, for certain matters, such as the structure of our Board of Directors and management, we are relying on public and private informal interpretation of the rules from the staff of the FCC and other sources. The FCC is not bound by such informal interpretation of FCC staff and there can be no assurance that the FCC or the courts will agree with the staff's interpretation. A failure to comply with FCC rules could subject us to serious penalties and have a material adverse effect upon our business, results of operations and financial condition. In addition, although our PCS licenses are renewable after the expiration of their 10-year terms, there can be no assurance that our licenses will be renewed.

                   In addition, in general, as a provider of commercial mobile radio services, we are subject to numerous pending and future FCC rulemaking and other proceedings that could adversely affect our business, financial condition and results of operations.

                   The Telecommunications Act of 1996 (the "1996 Act") mandates significant changes in existing regulation of the telecommunications industry that are intended by Congress to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Included in these mandates are requirements that local exchange carriers ("LECs") must: (i) permit other competitive carriers, which may include PCS licensees, to interconnect to their networks; (ii) establish reciprocal compensation agreements with competitive carriers to terminate traffic on each other's networks and (iii) offer resale of their telecommunications services. In addition, incumbent LECs are required to offer interconnection and access to unbundled network elements at cost-based rates (plus a reasonable profit), as well as significant resale discounts. The implementation of these mandates by the FCC and state authorities has been challenged in numerous respects in various Federal courts and has involved, and may continue to involve, numerous changes in established rules and policies that could adversely affect our business, financial condition and results of operations.

EAST/WEST IS SUBJECT TO VARIOUS F-BLOCK LICENSE REQUIREMENTS WHICH COULD SUBJECT US TO SERIOUS PENALTIES IF NOT MET.

                   When the FCC allocated spectrum to public auction for PCS, it designated the F-Block as an "Entrepreneurs' Block." FCC rules require F-Block applicants and licensees (collectively, "Entrepreneurs") to meet various qualifications.

                   The various qualifications include:

                   o Entrepreneurs Requirements.

                   o Very Small Business Requirements.

                   o Control Group Requirements.

                   o Asset and Revenue Calculation.

                   o Transfer Restrictions.

                   We (i) believe that we have structured ourselves to satisfy the Entrepreneurs Requirements, (ii) intend to diligently pursue and maintain our qualification as a Very Small Business and (iii) have structured our Class A common stock and Class B common stock in a manner intended to ensure compliance with the applicable FCC Rules. We have relied on representations of our investors to determine our compliance with the FCC's rules applicable to F-Block licensees. We cannot assure you that our investors or ourselves will continue to satisfy these requirements during the term of any PCS license or that we will be able to successfully implement divestiture or other mechanisms included in our certificate of incorporation which are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject us to serious penalties, including revocation of our PCS licenses.

                   FCC rules impose build-out requirements that require PCS licensees to provide adequate service to at least one-third of the population in the licensed area within five years from the date of grant and two-thirds within ten years. We have not begun any build out of our licenses. There are also substantial restrictions on the transfer of control of C-and F-Block PCS licenses. See "Legislation and Government Regulation."

THERE ARE POTENTIAL HEALTH RISKS INVOLVED WITH WIRELESS HANDSETS.

                   Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Although management does not believe RF emissions raise health concerns, concerns over RF emissions may have the effect of discouraging the use of wireless handsets or exposing us to potential litigation which could have an adverse effect on our financial condition and results of operations.

IF EAST/WEST IS REQUIRED TO RELOCATE ITS LICENSEES, A DELAY IN AND/OR THE COST OF SUCH RELOCATION MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

                   For a period of up to five years after the grant of a PCS license, PCS licensees may be required to share spectrum with existing fixed microwave licensees operating on the F-Block spectrum. To secure a sufficient amount of unencumbered spectrum to operate our PCS networks efficiently, we may need to pay to relocate existing microwave paths to alternate spectrum locations or transmission technologies. In an effort to balance competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted
(i) a
transition plan to relocate such microwave incumbents and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS license, the benefitting PCS licensees are required to share the costs of the relocation. The transition and cost sharing plans expire on April 4, 2005, at which time remaining microwave incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. We cannot assure you that we will be able to reach timely agreements to relocate these incumbents or that we could afford the shared costs of such relocation. Any delay in the relocation of such licensees may adversely affect our ability to commence timely commercial operation. Furthermore, depending on the terms of such agreements, our ability to operate our PCS networks profitably may be materially adversely affected. See "Legislation and Government Regulation."

EAST/WEST MAY SEEK TO ACQUIRE OR OTHERWISE ENTER INTO JOINT VENTURES WITH CERTAIN INDIRECTLY RELATED ENTITIES IN THE FUTURE.

                   Fortunet Communications, L.P. ("Fortunet"), is an entity controlled by Victoria Kane, the Chairman and Chief Executive Officer of the Company. Fortunet holds 15 MHZ C-Block PCS Licenses covering approximately 784,991 POPs (based upon 1990 census figures) in 3 BTAs, Tallahassee, Panama City and Ocala, Florida. Mr. Gabelli, a director of the Company and, with related parties, a substantial holder of the Company's Class A common stock, is also is the Chairman of the Board and Chief Executive Officer and a major stockholder of Lynch Corporation, which is a 49.9% limited partner of Fortunet and owns the $7.8 million of Preferred Stock of the Company. Rivgam Communicators, LLC ("Rivgam"), is an entity indirectly owned by Gabelli Funds, Inc. ("GFI"), of which Mario J. Gabelli is the Chairman and Chief Executive Officer and the principal stockholder. Rivgam holds 6 MHZ D- and E-Block PCS Licenses covering approximately 14 million POPs in BTAs, including markets in Washington, DC (where the Company also holds an F-Block PCS license), Baltimore, MD (2), Philadelphia, PA, Buffalo, NY and Atlantic City, NJ.

                   For various reasons we might decide to acquire Fortunet for stock or other securities (though probably not cash) or enter into other arrangements with them. In addition, or various reasons, including possibly more favorable terms or requirements for raising capital, it may be necessary or advisable for us to enter into joint venture and/or working or other arrangements with Rivgam. Our ability to acquire or enter into any other arrangements with Fortunet or Rivgam may be limited by law or FCC regulations, and there can be no assurance that we will be able to enter into such arrangements on terms which are favorable to us or at all. In addition, a subsidiary of Lynch and GFI are investors in entities bidding in the FCC's reauction of certain PCS licenses which began in March 1999, and together with affiliates may participate directly or indirectly in other spectrum auctions or in other telecommunications investments

THE CONTROL BY AER FORCE COMMUNICATIONS, INC. ("AFC") OF EAST/WEST COULD LIMIT POTENTIAL ACQUISITIONS OF EAST/WEST.

                   AFC has at least 50.1% of the voting power of the outstanding equity and is entitled to elect up to three members (the "Class B Directors") to the Board, who have votes comprising a total of three full votes. It also has to have actual control of the Company. The remaining members of the Board of Directors, as elected by the holders of Class A common stock, have votes comprising a total of two full votes. We cannot assure you that we have met or will be able to continue to meet the Control Group Requirements. See "Risk Factors."

                   Control by AFC has the effect of deterring and delaying unsolicited changes in control. In addition, other provisions of our certificate of incorporation and bylaws as well as provisions under Delaware law may discourage potential acquisition proposals.

                                 USE OF PROCEEDS

                  If all of the rights are exercised in full at $1.50 per share of Class A common stock, we would receive gross proceeds of approximately $664,575. Assuming the exercise of all of the rights to purchase Class B common stock, the aggregate net cash proceeds to be received by the Company will be approximately $1,221,800. No discount or commission is payable in connection with any such exercise. We cannot assume that all or any portion of the rights will be exercised, however, Mario J. Gabelli, a director of East/West and holder of 441,184 shares of Class A common stock has advised us of his intention to fully exercise his rights and his oversubscription privilege and, in addition, the holder of our Class B common stock has advised the Company of its intention to fully exercise its rights to purchase Class B common stock.

                  The funds, if any, received upon exercise of the rights will be used first to repay certain loans made by certain of our directors in the amount of $300,000, as well as future loans which may be made by certain of our directors in order to fund our interest payment obligations, second, to fund our interest payment obligations, and third, for working capital and general corporate purposes. The loans to be repaid are evidenced by promissory notes that bear interest at a rate of 5.00% per year and become due and payable on the earlier of (i) October 22, 1999 or (ii) upon the receipt of proceeds from this offering, sufficient to pay the full amount of principal and interest then owed on the notes. The proceeds from such loans have been used to fund interest payment obligations.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

                  The Class A common stock is traded on OTC. The following table sets forth the high and low bid prices for the Class A common stock, for the periods indicated, as reported by published sources.

                                    LOW                       HIGH
1998 FISCAL YEAR
First Quarter                            $0.609375            $1.25
Second Quarter                            1.00                 2.50
Third Quarter                             1.859375             3.00
Fourth Quarter                            0.75                1.625
1999 FISCAL YEAR
----------------
First Quarter                             1.75                 2.00

                  On April 6, 1999, the closing sales price of the Class A common stock on the OTC market was $1.50. As of April 6, 1999, there were approximately 990 holders of record of the Company's Class A common stock.

                  We have not declared any cash dividends on our Class A common stock since inception. We do not anticipate that we will pay cash dividends in the foreseeable future. We currently plan to retain any earnings to provide for our development and growth.


                                    DILUTION

                  At December 31, 1998, we had a deficit in net tangible book value of approximately $21,123,487 million, or $5.95 per share. The deficit in net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the 443,050 shares of Class A common stock and the 444,825 shares of Class B common stock offered hereby (assuming full exercise of all rights) and after deducting the estimated offering expenses, our deficit in pro forma net tangible book value as of at December 31, 1998 would have been approximately $19,901,674, or $4.48 per share, representing an immediate and substantial dilution of $5.98 per share or 399% in respect of shares of Class A common stock purchased pursuant to this offering. The following table illustrates this per share dilution:


Subscription Price                                                    $1.50
Deficit in net tangible book value per
share before offering.................         $(5.95)
Increase per share attributable to
stockholders exercising rights........           1.47
Pro forma net (negative) tangible book
value per share after offering........                               (4.48)
Dilution to stockholders exercising
rights(1).............................                              $ 5.98

------------------
(1) Dilution is determined by subtracting the deficit in pro forma net tangible book value per share from the subscription price paid by an investor for a share of Class A common stock in their rights offering.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

         We are a development stage company with no significant results of operations to date. We hold five 10 megahertz personal communications services ("PCS") licenses to serve a population of approximately 21 million, including two of the top ten markets, Los Angeles and Washington D.C., plus Sarasota, Florida, Reno, Nevada and Santa Barbara, California. The total cost of these licenses was approximately $19 million, after a 25% bidding credit provided by the Federal Communications Commission. 80% of the cost of the licenses (or $15.2 million) was financed over ten years by the FCC, with only payments of interest during the first two years after award of the licenses.

         We believe that our PCS licenses have substantial potential. However, we have not yet adopted a business plan or determined how to finance our operations because of uncertainties relating to PCS, which makes evaluation difficult, including without limitation the newness of PCS, financing, affiliation and technology issues and the financial problems of certain C-Block licensees. Therefore, we have not yet determined whether to develop our PCS licenses on its own, joint venture our licenses with other PCS wireless telephone licenses holders or operators or others, or sell some or all of our licenses. We expect to continually evaluate these factors and to adopt a plan or plans once the financing, regulatory and market aspects of PCS are less uncertain. Our principal expense to date has been interest, including commitment fees, plus minor administrative expenses.

         Unless we sell our PCS business or joint venture our PCS licenses with an entity that has the capacity to provide substantial funds, we will need to raise substantial capital to fund our installment payments to the FCC and the build out of our PCS licenses. Under the government financing, we have to make payments of approximately $2.3 million in 1999 including an interest payment of $337,658 that was due on October 31, 1998, $2.6 million in the year 2000 and $2.4 million for the next 8 years.

         The following are the scheduled interest and principal payments over the next two years:

                              Due Date                  Amount
                          April 29, 1999                $388,307(1)

--------
     (1) Scheduled payment was $337,658, which was due on October 31, 1998. Above amount includes a 15% penalty, as provided in the loan documents, for payments made between 90-180 days after the due date.

                          May 1, 1999                    354,541(2)
                          April 30, 1999                 337,658
                          July 31, 1999                  534,641
                          October 31, 1999               706,566
                                                      $2,321,713

                          January 31, 2000              $706,566
                          April 30, 2000                 706,566
                          July 31, 2000                  605,879
                          October 31, 2000               605,879
                                                      $2,624,890
----------------
     (2) Scheduled payment was $337,658, which was due on January 31, 1998. Above amount includes a 5% penalty, as provided in the loan documents, for payments made within 90 days after due date.

         Under FCC rules, scheduled payments may be delayed for up to 90 days upon payment of a 5% penalty and for 90-180 days upon payment of a 15% penalty. The April 29, 1999 payment may not be further delayed and the May 1, 1999 payment may only be delayed for an additional 90 days. We do not have a reliable estimate of the cost to build out our PCS licenses but it is likely to be substantial.

         We will have to raise funds shortly in order to make interest payments on the government financing and for working capital and general corporate purposes. We believe that we will be required to borrow additional funds from certain of our directors in order to meet our April 29, 1999 payment obligation under the same terms and provisions of prior loans received from our directors. The report of our independent auditors with respect to our financial statements as of December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998 contains a paragraph indicating that substantial doubt exists as to our ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to our ability to continue as a going concern is that, with respect to the periods covered, we have incurred losses since inception and have not yet adopted a business plan or determined how to finance our operations and will need to obtain capital in order to fund our interest and principal payment obligations and for working capital and general corporate purposes.

LIQUIDITY AND CAPITAL RESOURCES

         The principal amount of debt (excluding accrued interest) on December 31, 1998 was $15,466,177, compared to shareholders equity of $22,860. During the period from July 26, 1996 (inception) to December 31, 1998, we had no revenues or operating profits and cannot predict when the Company may have any revenues or operating profits.

         In April 1997, the FCC suspended interest payments on the government financing through March 31, 1998. On March 24, 1998, the FCC indicated that such interest will be resumed not earlier than 90 days subsequent to the publication in the Federal Register of the Order on Reconsideration. Such publication was made on April 8, 1998 requiring cumulative suspended interest payments to be made in eight quarterly installments of $100,686 each beginning on July 31, 1998. Also on that date, the accrued interest of $311,324, from the date the interest suspension ended, March 31, 1998, until July 31, 1998. Payment was made on October 28, 1998, within the 90-day non-delinquency period, in the amount of $432,611 comprising accrued interest of $412,010 and a 5% penalty of $20,600. Accordingly, during the remainder of 1998, we were required to issue an additional interest payment of $236,972 plus suspended interest of $100,686. Total interest payments required for year 1998 amounted to $749,688. Interest payments for 1999, are projected to be $944,810 plus quarterly suspended interest of $402,744 for the year.

         Management has elected to defer payment of interest due on loans payable to FCC due on October 31, 1998 in the amount of $337,658. Payments issued within 90 days of the due date will be subject to a 5% penalty and 15% penalty if paid within 90 to 180 days of the due date.

         On October 22, 1998, the Company borrowed $300,000 from certain directors of the Company. The loans are evidenced by promissory notes in the amount of $150,000 each to Mario J. Gabelli and T. Gibbs Kane, Jr., which notes bear interest at a rate of 5.00% per year, and which become due and payable on the earlier of i) October 22, 1999 or ii) upon the receipt of proceeds from this offering, sufficient to pay the full amount of principal and interest then owed on the notes.

YEAR 2000 COMPLIANCE

         We have considered the potential impact of the year 2000 on our future business and operations. Any programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. If we decide to develop our PCS licenses, we may utilize a number of computer programs. Because we currently have no operations, we are unable to assess the potential impact of the year 2000 on any systems we may use nor have we been able to complete our assessment of any year 2000 issues which may affect third-parties. We believe that the costs of addressing this issue in the future will not have a material adverse impact on our financial position. However, if the Company and third parties upon which we rely are unable to address this issue in a timely manner, it could result in a material financial risk, including the possibility that we may be liable to such third parties for a material failure of our systems due to year 2000 issues

                       DETERMINATION OF SUBSCRIPTION PRICE

         Our objective in establishing the subscription price was the realization of the desired proceeds from this offering while providing holders of our Class A common stock with the opportunity to make an additional investment in East/West and to avoid involuntary dilution of their proportionate ownership interest. In establishing the subscription price, the Board of Directors considered such factors as the intended use of proceeds of this offering, alternative financing sources available, market prices of the Class A common stock over the preceding two-year period, the general condition of the securities markets and prices in offerings that the Board considered similar to this offering. The Board's determination does not constitute a recommendation to stockholders as to the advisability of selling or exercising rights in this offering.


                               THE RIGHTS OFFERING

         THE RIGHTS

         We are distributing rights at no cost to the record holders of outstanding shares of our Class A common stock as of the record date, which is [ ], 1999. We will distribute one right for every share of Class A common stock held on the record date. The rights will be evidenced by subscription certificates and every four of such Rights entitles the holder thereof to subscribe for one share of Class A common stock. At the same time, we are also distributing rights to purchase Class B common stock to the sole stockholder of the Class B common stock, on the same terms and conditions set forth herein. An aggregate of approximately 443,050 shares of Class A common stock will be sold upon exercise of the rights, assuming the exercise of all rights, including the oversubscription privilege.

         We will not issue fractional shares or cash in this offering. The number of rights distributed to each holder will be rounded up to the nearest whole number. No subscription certificate may be divided in such a way as to permit the holder of such certificate to receive a greater number of rights than the number to which such subscription certificate entitles its holder, except that a depository, bank, trust company, or securities broker or dealer holding shares of Class A common stock on the record date for more than one beneficial owner may, upon proper showing to [ ], the subscription agent for the offering, exchange its subscription certificate to obtain a subscription certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the record date. We reserve the right to refuse to issue any such subscription certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole right.

         Because the number of rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Class A common stock who are also the record holders of such shares will receive more rights under certain circumstances than beneficial owners of Class A common stock who are not the record holders of their shares and who do not obtain, or cause the record holder of their shares of Class A common stock to obtain, a separate subscription certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Class A common stock or beneficial owners of Class A common stock who obtain a separate subscription certificate receive more rights, they will be able to subscribe for more shares pursuant to the basic subscription privilege.

         The issuance of Class A common stock pursuant to this offering is not conditioned upon the subscription of any minimum number of shares of Class A common stock by holders of the rights.

         BEFORE EXERCISING RIGHTS, POTENTIAL INVESTORS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH ON PAGE 8 UNDER "RISK FACTORS" IN THIS PROSPECTUS.

EXPIRATION DATE

         The rights will expire at 5:00 p.m., New York City time, on the expiration date, which is __________, 1999, unless extended, provided that the expiration date shall in no event be later than __________, 1999. After such time, unexercised rights will be null and void. We will not be obligated to honor any purported exercise of rights received by the subscription agent after 5:00 p.m., New York City time, on the expiration date, regardless of when the documents relating to such exercise were sent.

SUBSCRIPTION PRIVILEGES

         Basic Subscription Privilege. Every four rights will entitle the holder thereof to receive, upon payment of the subscription price, one share of Class A common stock. Certificates representing shares of Class A common stock purchased pursuant to the basic subscription privilege will be delivered to subscribers as soon as practicable after the corresponding rights have been validly exercised and full payment for shares has been received and cleared.

         Oversubscription Privilege. Subject to the allocation described below, each right also carries the right to subscribe at the subscription price for additional shares. All beneficial holders who exercise their basic subscription privilege in full will be entitled to exercise the oversubscription privilege.

         Shares will be available for purchase pursuant to the oversubscription privilege only to the extent that any shares are not subscribed for through the basic subscription privilege. If the shares not subscribed for through the basic subscription privilege are not sufficient to satisfy all subscriptions pursuant to the oversubscription privilege, the such shares will be allocated pro rata among those holders of rights exercising the oversubscription privilege in proportion to the number of shares requested pursuant to the oversubscription privilege. Certificates representing shares of Class A common stock purchased pursuant to the oversubscription privilege will be delivered to subscribers as soon as practicable after the expiration date and after all prorations and adjustments contemplated by the terms of this offering have been effected.

         Banks, brokers and other nominee holders of rights who exercise on behalf of beneficial owners of Rights will be required to certify to the subscription agent as to the aggregate number of rights that have been exercised and the number of shares that are being subscribed for by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXERCISE OF RIGHTS

         Rights may be exercised by delivering to the subscription agent, at or prior to 5:00 p.m., New York City time, on the expiration date, the properly completed and executed subscription certificate evidencing such rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the subscription price for each share subscribed for. All payments must be by (a) check or bank draft drawn upon a U.S. bank or postal or express money order payable to EAST/WEST COMMUNICATIONS, INC. -- RIGHTS OFFERING, or (b) by wire transfer of same-day funds, in which case please contact the subscription agent at [______________] for such wire transfer information. Payments will be deemed to have been received by the subscription agent only upon (i) clearance of any uncertified check, (ii) receipt by the subscription agent of any certified check or bank draft upon a U.S. bank or of any postal or express money order or (iii) receipt of good funds in the account designated by the subscription agent. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of rights who wish to pay by means of uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

         The address to which the subscription certificates and payment of the subscription price should be delivered is:

                       By Mail, Hand or Overnight Courier:

                              [Subscription Agent]

         Funds received in payment of the subscription price for shares subscribed for pursuant to the oversubscription privilege will be held in a segregated account pending issuance of such shares. If a rights holder exercising the oversubscription privilege is allocated less than all of the shares of Class A common stock which such holder subscribed for pursuant to the oversubscription privilege, the excess funds paid by such holder in respect of the subscription price for shares not issued shall be returned by mail without interest or deduction as soon as practicable after the expiration date and after all prorations and adjustments contemplated by the terms of this offering have been effected.

         Holders who hold shares of Class A common stock for the account of others, such as brokers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete subscription certificates and submit them to the subscription agent with the proper payment. In addition, beneficial owners of Class A common stock or rights held through a record holder should contact the holder and request the holder to effect transactions in accordance with such beneficial owner's instructions. If a beneficial owner wishes to obtain a separate subscription certificate, such beneficial owner should contact the nominee as soon as possible and request that a separate subscription certificate be issued. A nominee may request any subscription certificate held by it to be split into such smaller denominations as it wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, no later than the expiration date.

         The instructions accompanying the subscription certificates should be read carefully and followed in detail.

         THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE COMPANY WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

         All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by East/West, whose determinations will be final and binding. East/West in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any rights. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We are under no duty to give notification of any defect or irregularity in connection with the submission of subscription certificates and shall incur no liability for failure to give such notification.

         Any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus and related materials should be directed to the subscription agent at [ ].

RIGHTS NON-TRANSFERABLE

         All rights received in connection with this offering are for the account of the holder and are non-transferable.

OTHER MATTERS

         This offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of Class A common stock from rights holders who are residents of any such state or other jurisdiction. We may delay the commencement of this offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of this offering. East/West, if it so determines in its sole discretion, may decline to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which event rights holders resident in those states or jurisdictions will not be eligible to participate in this offering.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary sets forth the material United States federal income tax consequences of the receipt, ownership, exercise and disposition of the rights to United States holders of Class A common stock under present law. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, banks, dealers in securities, life insurance companies, tax exempt organizations, foreign taxpayers or persons holding Class A common stock as part of a straddle or conversion transaction), nor does it discuss any aspect of state, local or foreign income or other tax laws. This discussion is limited to United States holders of Class A common stock who hold such stock as a capital asset. For purposes of this discussion, a United States holder includes a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(iv) a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States trustees or fiduciaries have authority to control all substantial decisions of the trust.

ISSUANCE OF RIGHTS

         Holders of Class A common stock will not recognize taxable income in connection with the receipt of the rights.

BASIS AND HOLDING PERIOD OF THE RIGHTS

         Except as provided in the following sentence, the basis of the rights received by a stockholder as a distribution with respect to such stockholder's Class A common stock will be zero. If either (i) the fair market value of the Rights on the date of the issuance of the rights is 15% or more of the fair market value on the date of Issuance of the Class A common stock with respect to which they are received ("previously held Class A common stock") or (ii) the stockholder elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such previously held Class A common stock to the rights, then upon exercise of the rights, the stockholder's basis in such previously held Class A common stock will be allocated between such Class A common stock and the rights in proportion to the fair market values of each on the date of issuance of the rights. The holding period of a stockholder with respect to the rights received as a distribution on such stockholder's previously held Class A common stock will include the stockholder's holding period for such Class A common stock with respect to which the rights were issued.

LAPSE OF THE RIGHTS

         Stockholders who allow the rights received by them to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the Class A common stock, if any, owned by such holders of the rights.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF CLASS A COMMON STOCK

         Holders of rights will not recognize any gain or loss upon the exercise of such rights. The basis of the Class A common stock acquired through exercise of the rights will be equal to the sum of the subscription price therefor and the rights holder's basis in such rights, if any as described above. The holding period for the Class A common stock acquired through exercise of the rights will begin on the date the rights are exercised.

         THE  FOREGOING  SUMMARY  IS  INCLUDED  FOR  GENERAL  INFORMATION  ONLY.
ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE

RIGHTS OFFERING ON HIS OR HER OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

GROWING DEMAND FOR WIRELESS SERVICES

         Demand for wireless communications has grown rapidly over the past decade and has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular technology services and are now entering the next generation of development with the evolution of wireless communication technology. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offerings and enhanced features.

         As of June 30, 1998, according to the Cellular Telecommunications Industry Association, there were 60.8 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997. Paul Kagan Associates, a leading telecommunications consultant, estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by 2001. The
Company believes that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. The Company also believes that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

INDUSTRY OVERVIEW

         General. Wireless communications networks use a variety of radio frequencies to transmit voice and data signals. Wireless communications technologies include one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, SMR networks and PCS services as well as emerging WCS, LMDS and other wireless services. Each application operates on a distinct portion of radio frequency spectrum. Although the principal wireless voice application to date has been cellular telephony, PCS is developing rapidly.

         Cellular. The cellular telephone industry commenced in 1983 when the FCC began granting two 20 MHZ licenses per market throughout the United States. In 1986, the FCC granted an additional 5 MHZ of spectrum per cellular license to provide a total of 25 MHZ for each cellular operator. Today, there are two cellular operators in each market.

         PCS. In order to increase competition in wireless communications, promote improved quality and service, and make available the widest possible range of wireless services to U.S. consumers, Federal legislation was enacted in 1993 directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. The FCC established PCS service areas in the United States based upon Rand McNally & Co.'s market definition of 51 major trading areas ("MTAs") and 493 basic trading areas ("BTAs"), which are the geographic territories for which PCS licenses have been or will be auctioned.

         PCS licenses differ from existing cellular licenses in three basic ways: location of the licensed frequencies on the radio spectrum, amount of spectrum allocated per license and geographic area licensed. PCS networks operate at higher frequencies (120 MHZ in the 1850-1990 MHZ frequency band) compared to cellular frequencies (50 MHZ in the 800-900 MHZ frequency band). Also, PCS licenses permit the use of spectrum blocks of 30 MHZ or 10 MHZ (like those held by the Company) versus spectrum blocks of 25 MHZ for cellular licenses. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented among 51 MTAs for A- and B-Block licenses and 493 BTAs for other PCS licenses, including F-Block licenses, as opposed to cellular's 306 metropolitan statistical areas and 428 rural service areas.

         In March 1995, the FCC awarded two 30 MHZ licenses (the A- and B-Block PCS licenses) in each of the MTAs. In May 1996, the FCC completed the C-Block auction, resulting in the award of one license for 30 MHZ of spectrum in each of the BTAs. In July 1996, the FCC reauctioned 18 C- Block licenses for which the high bidders failed to make initial post-auction down payments. In September, 1997, the FCC gave C-Block licensees several restructuring options, which included the right to turn back to the FCC 15 MHZ of their 30 MHZ of spectrum for a reduction of debt. Any such spectrum returned would be reauctioned. In January 1997, the FCC completed the auction of D-, E- and F- Block licenses, which are for licenses of only 10 MHZ of spectrum in each of the BTAs. Although the F-Block licenses were reserved for Entrepreneurs, the D- and E-Block licenses are not reserved for any specific class of applicants. The FCC is currently in the process of re-auctioning a number C, D, E and F - Block PCS licenses that were reclaimed.

LIMITATIONS OF CELLULAR TELEPHONE INDUSTRY

         Despite its widespread availability and growth to date, analog cellular services have several limitations, including inconsistent service quality, lack of privacy, limited capacity and, currently, the inability to transfer data without a modem. Most current cellular services transmit voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel accommodating one conversation. In contrast, digital networks, including PCS networks, convert voice or data signals into a stream of digits and typically use voice compression techniques to allow a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital protocols, allows PCS and other digital wireless technologies to offer greater call privacy and single number service, and more robust data transmission features.

         We believe that due to relatively high per minute airtime charges and unpredictable monthly bills, there is a price-sensitive mass consumer market that refrains from subscribing to or extensively using cellular services. We believe that if the mass consumer market were offered significantly lower per minute airtime charges and more predictable and affordable pricing plans, mass consumers would increase their use of wireless communications services, contributing to a new phase of growth in the industry. We also believe that business customers who are high-volume users of wireless communications will be attracted to lower priced airtime service, as they would realize substantial aggregate savings. We believe that PCS operators have the opportunity to capture a substantial market share due to technical and other advantages that they will have relative to incumbent cellular operators, including (i) greater flexibility to reduce per minute airtime usage charges, (ii) increased network capacity,
(iii) enhanced voice quality and (iv) the ability to include enhanced capabilities such as advanced calling features, data transmissions to and from portable computers, and short messaging and facsimile services without need of a modem.

THE PCS SOLUTION

         PCS operators are constructing all-digital wireless telephony networks and will compete primarily with each other and with existing cellular telephone operators. PCS operators using digital technology will have several technical and capacity related advantages relative to analog cellular providers. We believe that the enhanced capacity of PCS networks will allow PCS operators to offer wireless communications services at per minute airtime prices significantly below the per minute airtime prices currently being charged by cellular operators. As a result PCS subscribers are expected to use more airtime minutes per month than cellular subscribers due to both lower effective airtime pricing and enhanced features. We believe that PCS operators will realize substantial revenue growth from broad penetration and greater levels of usage.

         PCS was introduced in the United States in the Washington, D.C. MTA in late 1995. Despite the PCS network having a much smaller geographic coverage area than existing cellular competitors and no current roaming capability, approximately 90,000 customers subscribed for PCS services in the first seven months of commercial availability. The Company believes that the experience in international markets where PCS has already been introduced provides additional support for the potential growth of PCS in the United States. For example, in approximately three years, the two PCS operators in the United Kingdom have gained over 1.1 million subscribers. In Japan, approximately 600,000 new PCS subscriptions were activated during the first year of operations.

INDUSTRY OUTLOOK

         Industry sources expect the wireless telecommunications market in general and the PCS market in particular to grow at a rapid rate in the United States. As of June 30, 1998, according to the Cellular Telecommunications Industry Association, there were 60.8 million wireless telephone subscribers in the United States, representing an overall wireless penetration rate of 22.4% and a subscriber growth rate of 24.9% from June 30, 1997. Paul Kagan Associates estimates that the number of cellular and PCS wireless service subscribers will reach 98.4 million by 2001. We believe that a significant portion of the predicted growth in the consumer market for wireless telecommunications will result from anticipated declines in costs of service, increased functional versatility, and increased awareness of the productivity, convenience and privacy benefits associated with the services provided by PCS providers, which are the first direct wireless competitors of cellular providers to offer all-digital mobile networks. We also believe that the rapid growth of notebook computers and personal digital assistants, combined with emerging software applications for delivery of electronic mail, fax and database searching, will contribute to the growing demand for wireless service.

DIGITAL TECHNOLOGY SELECTION

         There are three prominent network technologies that provide digital service in the 1850-1990 MHZ frequency band: CDMA, TDMA and GSM.

         PCS service areas are divided into multiple regions called "cells," each of which contains a base station consisting of low-power transmitter, a receiver and signaling equipment. The cells are typically configured on a grid in a honeycomb-like pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. The base station in each cell is connected to a base station controller and each base station controller is connected to a switching office by microwave, fiber optic cable, telephone wires or a hard-wired interface. The switching office controls the operation of the wireless telephone networks for its entire service area, performing inter-base station hand-offs, managing call delivery to handsets, allocating calls among the cells within the networks and connecting calls to and from the local landline telephone system or to a long distance telephone carrier. Wireless service providers have interconnection agreements with various LECs and long distance carriers, thereby integrating wireless telephone networks with landline telecommunications systems. Because two-way wireless networks are fully interconnected with landline telephone networks and long distance networks, subscribers can receive and originate both local distance calls from their wireless telephones.

         The signal strength of a transmission between a handset and a base station declines as the handset moves away from the base station, so the switching office and the base stations monitor the signal strength of calls in progress. In an analog system, when the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another base station that can establish a stronger signal within the handset. It a handset leaves the service area of the wireless service provider, the call is disconnected unless an appropriate technical interface is available to hand off the call to an adjacent system.

         There are different radio air-interface standards established in the United States for the provisions of PCS to multiple users over the allocated spectrum. The primary methods of digital wireless communications widely accepted by the wireless industry are based on TDMA and CDMA. These multiple access techniques provide for communications over the radio channel either by dividing it into distinct time slots and transmitting user-specific data in each time slot (a method known as TDMA) or by assigning specific codes to each packet of user data that in conjunction with many other users' data comprise a signal (a method known as CDMA). While the FCC has mandated that licensed cellular networks in the U.S. must utilize compatible analog signaling protocols, the FCC has intentionally avoided mandating a universal digital signaling protocol for PCS. Three principal competing, incompatible digital wireless standards have been proposed by various vendors for use in PCS networks; CDMA, GSM and TDMA. An older version of TDMA developed in Europe, GSM constitutes the oldest and most extensive PCS technology in international markets. TDMA, while currently being offered by cellular providers in certain U.S. cities, has, in the Company's opinion, often been associated with poor sound quality and numerous dropped calls. CDMA is currently being deployed by a number of cellular and PCS providers in the U.S., and also has been implemented on a commercial basis in Hong Kong and South Korea. CDMA networks are in operation in over 40 cities worldwide and at least 100 additional networks are currently under construction. Although CDMA has only recently been widely deployed in the U.S., it is the mostly widely subscribed by PCS service providers and the Company believes that CDMA technology will be less costly to deploy and will provide better quality, greater capacity and more flexibility than either GSM or TDMA.

         Because these protocols are currently incompatible with each other as well as with analog cellular, a subscriber utilizing a GSM handset, for example, will be unable to use his handset when traveling in an area covered only by a CDMA or TDMA based network unless he carries a dual-mode/dual-band handset that permits the subscriber to use the analog cellular networks in that area. For this reason, the success of each protocol will depend both on its ability to offer quality wireless service and on the extent to which its users will be able to use their handsets when roaming outside their service area. PCS service providers holding licenses covering 99% of the U.S. population have announced an intent to use CDMA technology, including all of the top 100 markets in the U.S.

COMPETITION

         The wireless communications market in the United States is expected to become increasingly competitive. Cellular operators and other wireless services providers are already exploiting existing wireless technology and have established and continue to augment wireless telecommunications networks that will directly compete with many of the services to be offered by us.
Additionally, other PCS operators are expected to compete with us in each market. Our success will depend largely upon our ability to satisfy the mass consumer and business markets, which we believe have not been adequately served by existing cellular service operators. We plan to compete with cellular and other PCS operators on the basis of affordable pricing, predictable monthly bills and voice transmission quality.

         Cellular Operators. We will compete with established cellular telephone service operators in the markets it intends to enter. Principal cellular providers in our markets are AT&T Wireless Services, Inc., BellSouth Mobility, Inc., GTE Mobile Communications Inc., AirTouch Communications, Inc., Centennial Cellular Corp., U.S. Cellular Corp., Independent Cellular Network Inc. and Palmer Wireless, Inc. Under FCC rules, cellular telephone service licensees have enjoyed a duopoly because the FCC only permits two licensees in each market. Cellular licensees to date have faced limited competition from businesses that "resell" cellular telephone service to customers, but we could face additional competition from resellers of cellular and PCS networks.

         The introduction of digital transmission technologies to supplant traditional analog cellular systems will increase the capacity and quality of existing cellular telephone systems once deployed. However, we believe that upgrading from analog to digital is expensive and that it will likely be several years before cellular networks are fully converted to digital technology. We expect the analog infrastructure to continue to be used for the foreseeable future due in part to a lack of a national digital technology standard. We further expects that many cellular licensees will also attempt to acquire an additional 10 MHZ PCS license in the D- and E- Block auctions in areas in which they currently provide cellular telephone services, as permitted by the FCC under its PCS licensing rules. This would provide the cellular operators with greater capacity and potentially allow them to add additional customers and offer more advanced services in their markets in the near term. We believe that by providing low-priced services and new wireless features on its digital PCS networks, it will be competitive with cellular services.

         Other PCS Operators. We will compete with A- and B-Block licensees, many of whom are cellular-affiliated companies that will utilize PCS spectrum in new markets to expand their national or regional coverage as well as C-Block licenses. In September, 1997, the FCC; among other things, gave C-Block licensees the right to turn back to the FCC 15 MHZ of their 30 MHZ of spectrum for a reduction of debt. The returned spectrum is in the process of being re-auctioned. Principal A-, B- and C-Block licensees in the Company's markets are PCS PrimeCo, Cox Enterprises, American Personal Communications, Nextwave, PCS 2000 L.P., Alpine PCS, Inc., Pacific Telesis, Sprint Spectrum, Aerial Comm. and AT&T PCS, whose A- and B-Block licenses were granted in June 1995, and whose C-Block licenses were granted in September 1996 have all had substantial lead-time to develop their networks and some of these parties, particularly the A- and B-Block licenses have significantly greater financial, technical, marketing and other resources than ours.

         In addition, we will compete with other F-Block winners and with the D- and E-Block license winners (principally, ATT Wireless PCS, Inc., Rivgam Communicators, L.L.C., Sprint Comm., OPSCE-Galloway Consol., Bell South Wireless, Inc. and Entertainment Unlimited) to the extent that such licenses are not acquired by existing cellular or A-, B- or C-Block PCS licenses. Although the D- and E- and F-Block licenses are for only 10 MHZ like our own, entities can, subject to FCC's rules limiting entities to 45 MHZ of cellular, broadband PCS and

SMR spectrum in a given market, can acquire 10 MHZ licenses and consolidate them so as to design a 20 MHZ or 30 MHZ PCS system which could have more capacity than ours.

         SMR and "Enhanced" SMR Services. As a result of advances in digital technology, some service providers have begun to design and deploy digital mobile networks, which are referred to as "Enhanced SMR" or "ESMR." ESMR networks increase the capacity of SMR system frequencies to a level that may be competitive with that of analog cellular networks. SMR service providers offer or plan to offer fleet dispatch services, short messaging, data services and interconnected voice telephony services over wide geographic service areas. Given similar developments in the deployment of digital technology in the cellular operators' networks, it is unclear at this time whether the quality and capacity of SMR-based digital mobile networks will be able to compete effectively with analog and digital cellular and PCS networks. However, Nextel has begun offering, apparently successfully, a competitive wireless service based on ESMR.

         Other Competition. The FCC's general policy in recent years has been to promote flexible use of the radio spectrum, which has resulted in rules authorizing a number of additional spectrum-based services that may offer competitive wireless mobile services. For example, among other actions, the FCC had (i) authorized the use of the 37 and 39 GHz bands for the provision of fixed and mobile communications services; (ii) created rules and assigned licenses to permit WCS providers to provide a broad range of fixed, mobile, radio location and satellite broadcasting services; (iii) created rules and assigned licenses to permit LMDS providers to provide fixed and mobile broadband services; and authorized LMDS providers to use their spectrum to provide two-way broadband wireless services. The FCC is expected to continue making new spectrum available, and to allow for existing allocated spectrum to be developed, in a fashion that will continue to expand competition in the wireless marketplace. The FCC has also modified its rules to permit the partitioning and disaggregation of broadband PCS licenses into licenses to serve smaller service areas, and/or use smaller spectrum blocks. The purpose of the FCC's rule change was to permit existing PCS licensees and new PCS entrants to have greater flexibility to determine how much spectrum and geographic area they need or desire in order to provide PCS service. The FCC's action could also result in A-, B-, C-, D-, and/or E- Block PCS licensees in our PCS markets partitioning or disaggregating their licenses in a manner that provides increased competition to the Company. See "Legislation and Government Regulation."

         In addition, as a result of the enactment of the 1996 Act, regional energy utility companies are expected to enter the wireless and wireline telecommunications markets by leveraging their significant capital assets, brand-name value, existing customer base and infrastructure advantages in their geographical areas of operation. Similarly, the 1996 Act also eliminates barriers for cable television system operators to provide wireline local loop services over their existing wireline infrastructure.

                      LEGISLATION AND GOVERNMENT REGULATION

         As a recipient of licenses acquired through the F-Block Auction, our ownership structure and operations are and will be subject to substantial FCC regulation.

OVERVIEW

         FCC Authority. The Communications Act of 1934, as amended (the "Communications Act"), grants the FCC the authority to regulate the licensing and operation of all non-federal government radio-based services in the United States. The scope of the FCC's authority includes (i) allocating radio frequencies, or spectrum, for specific services, (ii) establishing qualifications for applicants seeking authority to operate such services, including PCS applicants, (iii) approving initial licenses, modifications thereto, license renewals, and the transfer or assignment of such licenses, (iv) promulgating and enforcing rules and policies that govern the operation of spectrum licensees, (v) the technical operation of wireless services, interconnection responsibilities between and among PCS, other wireless services such as cellular, and landline carriers, and (vi) imposing fines and forfeitures for any violations of those rules and regulations. Under its broad oversight authority with respect to market entry and the promotion of a competitive marketplace for wireless providers, the FCC regularly conducts rulemaking and adjudicatory proceedings to determine and enforce rules and policies potentially affecting broadband PCS operations.

         Regulatory Parity. The FCC has adopted rules designed to create symmetry in the manner in which it and the states regulate similar types of mobile service providers. According to these rules, all "commercial mobile radio service" ("CMRS") providers that provide substantially similar services will be subject to similar regulation. A CMRS service is one in which the mobile radio service is provided for a profit, interconnected to the public switched telephone networks, and made available to the public. Under these rules, providers of PCS, SMR, and ESMR services are subject to regulations similar to those governing cellular carriers if they offer an interconnected commercial mobile service. The FCC announced that it would forbear from applying several regulations to these services, including its rules concerning the filing of tariffs for the provision of interstate services. Congress specifically authorized the FCC to forbear from applying such regulation in the Omnibus Budget Reconciliation Act of 1993. With respect to PCS, the FCC has stated its intent to continue monitoring competition in the PCS service marketplace. The FCC also concluded that Congress intended to preempt state and local rate and entry regulation of all CMRS providers, including PCS, but established procedures for state and local governments to petition the FCC for authority to continue or initiate such regulation.

         Commercial Mobile Radio Service Spectrum Ownership Limit. The FCC has limited the amount of broadband CMRS spectrum (including cellular, broadband PCS and SMR) in which an entity may hold an attributable interest in a given geographic area to 45 MHZ. For these purposes only PCS and other CMRS licenses are attributed to an entity where its investments exceed certain thresholds or the entity is an officer or director of a broadband PCS, cellular or SMR licensee. Thus, entities with attributable interests in cellular licenses (which are for 25 MHZ) in certain markets cannot hold more than 20 MHZ of PCS spectrum in the same markets.

The Company's ability to raise capital from entities with attributable broadband CMRS interests in certain geographic areas is likely to be limited by this restriction.

         Other FCC Requirements. The FCC had been conducting rulemakings to address interconnection issues among CMRS carriers and between CMRS and LECs. These proceedings were significantly affected by the 1996 Act and FCC rulemakings conducted pursuant to the 1996 Act. See "--1996 Act" and "--FCC Interconnection Proceedings."

         The FCC has adopted rules that prohibit broadband PCS, cellular and certain SMR licensees from unreasonably restricting the resale of their services. The FCC has determined that the availability of resale will increase competition at a faster pace by allowing new entrants to the wireless market quickly through the resale of their competitors' services while they are building out their own facilities. This prohibition will expire on November 4, 2002. Additionally, the FCC requires such carriers to provide manual roaming service to subscribers of other such carriers, through which traveling subscribers of other carriers may make calls after establishing a method of payment with a host carrier.

         The FCC has revised its rules to permit CMRS operators, including PCS licensees, to use their assigned spectrum to provide fixed local loop and other services on a co-primary basis with mobile services. The FCC is continuing its rulemaking proceeding to determine the extent to which such fixed services fall within the scope of CMRS regulation.

         The FCC has adopted requirements for CMRS providers to implement various enhanced 911 capabilities between April 1998 and October 2001. FCC rules also require CMRS providers to meet several number portability requirements, including enabling calls from their networks to be delivered to ported wireline numbers. CMRS providers must offer long-term service provider number portability in the 100 largest MSAs, including the ability to support nationwide roaming, by November 24, 2002.

         In addition, the Communications Assistance for Law Enforcement Act of 1994 ("CALEA") requires all telecommunications carriers, including wireless carriers, as of June 30, 2000, to ensure that their equipment is capable of permitting the government, pursuant to a court order or other lawful authorization, to intercept any wire and electronic communications carried by the carried to or from its subscribers and to access certain cell-identifying information that is reasonably available to carriers. Although final standards have yet to be promulgated, compliance with the requirements of CALEA could impose significant additional direct and/or indirect costs on us and other wireless carriers.

         The FCC has adopted new guidelines and methods for evaluating the effects of radio frequency emissions from transmitters including PCS mobile telephones and base stations. The guidelines, which are generally more stringent than previous requirements, were effective immediately for hand-held devices and otherwise became effective January 1, 1997.

         Other Federal Regulations. Wireless networks are subject to certain Federal Aviation Administration and FCC guidelines regarding the location, lighting and construction of transmitter towers and antennas. In addition, the FCC has authority to enforce certain provisions of the National Environmental Policy Act as they would apply to the Company's facilities. The Company intends to use common carrier point-to-point microwave and traditional land line facilities to connect base station sites and to link them to their respective main switching offices. These microwave facilities have historically been separately licensed by the FCC on a first-come, first-served basis (although the FCC has proposed to auction certain such licenses) and are subject to specific service rules.

         Wireless  providers  also must  satisfy a variety  of FCC  requirements relating  to  technical  and  reporting  matters.  One such  requirement  is the coordination of proposed frequency usage with adjacent wireless users, permittees and licensees in order to avoid electrical interference between adjacent networks. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters.

         State and Local Regulation. The scope of state regulatory authority covers such matters as the terms and conditions of interconnection between LECs and wireless carriers under FCC oversight, customer billing information and practices, billing disputes, other consumer protection matters, certain facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to making capacity available to third party carriers on a wholesale basis. In these areas, particularly the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

         The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between LECs and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of "number portability" rules to permit telephone customers to retain their telephone numbers when they change telephone service providers, and alterations in the structure of universal service funding, among other matters.

         Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have a significant impact on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers.

GENERAL PCS REGULATIONS

         In June 1994 the FCC allocated spectrum for broadband PCS services between the 1850 to 1990 MHZ bands. Of the 140 MHZ available for PCS services, the FCC created six separate blocks of spectrum identified as the A-, B-, C-, D-, E- and F-Blocks. The A-, B- and C-Blocks are each allocated 30 MHZ of spectrum, the D-, E- and F-Blocks are allocated 10 MHZ each. For each block, the FCC adopted a 10-year PCS license term with an opportunity to renew. 20 MHZ of spectrum within the PCS band is reserved for unlicensed use.

         The FCC adopted a "rebuttable presumption" that all PCS licensees are common carriers, subject to Title II of the Communications Act. Accordingly, each PCS licensee deemed to be a common carrier must provide services upon reasonable request and the rates, terms and conditions of service must not be unjustly or unreasonably discriminatory.

         Structure of PCS Block Allocations. The FCC defines the geographic contours of the licenses within each PCS block based on the MTAs and BTAs developed by Rand McNally & Co. The FCC awarded A- and B-Block licenses in 51 MTAs. The C-, D-, E- and F-Block spectrum were allocated on the basis of 493 smaller BTAs. In addition, there are spectrum aggregation caps on PCS licensees limiting them to 45 MHZ of broadband CMRS spectrum (e.g., no more than one 30 MHZ PCS license and one 10 MHZ license) in any given market.

         All but three of the 102 total A-Block licenses and all B-Block licenses were auctioned in 1995. The three A-Block licenses were awarded separately pursuant to the FCC's "pioneer's preference" program. The auctioned A- and B- Block licenses were awarded in June 1995. The C- and F-Block spectrums are reserved for Entrepreneurs. See "--F-Block License Requirements." The FCC completed its auction for C-Block licensees in May, 1996 and reallocated 18 C-Block licenses on which initial auction winners defaulted in a re-auction that ended in July 1996. The FCC completed its auction for the D-, E-, and F-Block licenses in January 1997.

         In December 1996 the FCC adopted rules permitting broadband PCS carriers to partition any service areas within their license areas and/or disaggregate any amount of spectrum within their spectrum blocks to entities that meet the eligibility requirements for the spectrum blocks. The purpose of the FCC's rule change was to permit existing PCS licensees and new PCS entrants to have greater flexibility to determine how much spectrum and geographic area they need or desire in order to provide PCS service. Thus, A-, B-, D-, and E-Block licensees may sell or lease partitioned or disaggregated portions of their licenses at any time to entities that meet the minimum eligibility requirements of the Communications Act. Entrepreneur (C- and F-) Block
licensees, such as the Company, may only sell or lease partitioned or disaggregated portions of their licenses to other qualified entrepreneurs during the first five years of their license terms. Thereafter, if Entrepreneur Block licensees partition or disaggregate to non-entrepreneurs, they must repay a proportional share of the outstanding balance on their installment payments and a share of any bidding credits that they received.

TELECOMMUNICATIONS ACT OF 1996

         On February 8, 1996, the President signed the Telecommunications Act of 1996 (the "1996 Act"), which effected a sweeping overhaul of the Communications Act of 1934 (the "Communications Act"). In particular, the 1996 Act substantially amended Title II of the Communications Act, which governs telecommunications common carriers. The policy underlying this legislative reform was the opening of the telephone exchange service markets to full competition. The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to initiate rulemaking proceedings on local competition matters and to preempt all inconsistent state and local laws and regulations. The 1996 Act requires incumbent wireline LECs to open their networks to competition through interconnection and access to unbundled network elements and prohibits state and local barriers to the provision of interstate and intrastate telecommunications services.

         The 1996 Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing interstate or intrastate telecommunications services. States retain jurisdiction under the 1996 Act to adopt laws necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of telecommunications services and safeguard the rights of consumers.

         Implementation of the provisions of the 1996 Act will be the task of the FCC, the state public utility commissions and a joint federal-state board. Much of the implementation of the 1996 Act is being completed in numerous rulemaking proceedings with short statutory deadlines. These proceedings address issues and proposals that were already before the FCC in pending rulemaking proceedings affecting the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

         Some specific provisions of the 1996 Act which are expected to affect wireless providers are summarized below:

         Expanded Interconnection Obligations: The 1996 Act establishes a general duty of all telecommunications carriers, including F-Block PCS licensees, to interconnect with other carriers, directly or indirectly. The 1996 Act also contains a detailed list of requirements with respect to the interconnection obligations of LECs. These "interconnect" obligations include resale, number portability, dialing parity, access to rights-of-way and reciprocal compensation.

         LECs designated as "incumbents" (i.e., those providing landline local exchange telephone service at the time the 1996 Act was adopted) have additional obligations including: to negotiate in good faith; to interconnect on terms that are reasonable and non-discriminatory at any technically feasible point at cost-based rates (plus a reasonable profit); to provide non-discriminatory access to facilities and network elements on an unbundled basis; to offer for resale at wholesale rates any service that LECs provide on a retail basis; and to provide actual co-location of equipment necessary for interconnection or access.

         The 1996 Act establishes a framework for state commissions to mediate and arbitrate negotiations between incumbent LECs and carriers requesting interconnection, services or network elements. The 1996 Act establishes deadlines, policy guidelines for state commission decision making and federal preemption in the event a state commission fails to act.

         Review of Universal Service Requirements. The 1996 Act contemplates that interstate telecommunications providers, including CMRS providers, will "make an equitable and non-discriminatory contribution" to support the cost of providing universal service. Telecommunications providers are to base their contributions on end user interstate and for certain programs intrastate end-user revenues.

         Prohibition Against Subsidized Telemessaging Services. The 1996 Act prohibits incumbent LECs from subsidizing telemessaging services (i.e., voice mail, voice storage/retrieval, live operator services and related ancillary services) from their telephone exchange service or exchange access and from discriminating in favor of its own telemessaging operations.

         Conditions on RBOC Provision of In-Region InterLATA Services. The 1996 Act generally requires that before engaging in landline long distance services in the states in which they provide landline local exchange service referred to as in-region interLATA services, the Regional Bell Operating Companies ("RBOCs") must (1) provide access and interconnection to one or more unaffiliated competing facilities-based providers of telephone exchange service, or after 10 months after enactment of the 1996 Act, no such provider requested such access and interconnection more than three months before the RBOCs has applied for authority and (2) demonstrate to the FCC its satisfaction of the 1996 Act's "competitive checklist."

         The specific interconnection requirements contained in the competitive checklist, which the RBOCs must offer on a non-discriminatory basis, include interconnection and unbundled access; access to poles, ducts, conduits and rights-of-way owned or controlled by the RBOCs; unbundled local loops, unbundled transport and unbundled switching; access to emergency 911, directory assistance, operator call completion and white pages; access to telephone numbers, databases and signaling for call routing and completion; number portability; local dialing parity; reciprocal compensation; and resale.

         The 1996 Act eliminates the previous prohibition on RBOC provision of out- of-region, interLATA services and all interLATA services associated with the provision of CMRS service, including in-region CMRS service.

         RBOC Commercial Mobile Joint Marketing. The RBOCs are permitted to market jointly and sell wireless services in conjunction with telephone exchange service, exchange access, intraLATA and interLATA telecommunications and information services.

         CMRS Facilities Siting. The 1996 Act limits the rights of states and localities to regulate placement of CMRS facilities so as to "prohibit" or prohibit effectively the provision of wireless services or to "discriminate" among providers of such services. It also eliminates environmental effects from RF emissions (provided the wireless system complies with FCC rules) as a basis for states and localities to regulate the placement, construction or operation of wireless facilities. The FCC's implementation of these provisions and the scope thereof have neither been adopted by the agency nor reviewed by the courts.

         Equal Access. The 1996 Act provides that wireless providers are not required to provide equal access to common carriers for toll services. The FCC is authorized to require unblocked access subject to certain conditions.

         Deregulation. The FCC is required to forebear from applying any statutory or regulatory provision that is not necessary to keep telecommunications rates and terms reasonable or to protect consumers. A state may not apply a statutory or regulatory provision that the FCC decides to forebear from applying. In addition, the FCC must review its telecommunications regulations every two years and change any that are no longer necessary.

FCC INTERCONNECTION PROCEEDINGS

         In August 1996 the FCC adopted rules to implement the interconnection provisions of the 1996 Act. In its interconnection order, the FCC determined that CMRS-to-CMRS interconnection may be accomplished indirectly through the interconnection of each CMRS provider to an incumbent LEC's network. The FCC determined that LECs are required to enter into reciprocal compensation arrangements with all CMRS providers for the transport and termination of LEC-originated traffic. Additionally, the FCC established default "proxy" rates for reciprocal compensation, interconnection and unbundled network elements to be used unless or until a state develops rates for these items based on the Total Element Long Run Incremental Cost ("TELRIC"). The proxy rates for CMRS- to-LEC interconnection would result in significant savings when compared with rates that CMRS providers, principally cellular carriers, have been paying to LECs.

         In July 1997 the U.S. Court of Appeals for the Eighth Circuit, acting on consolidated petitions for review of the FCC's interconnection order, vacated the rate-related portions of the order. The court found that the FCC was without jurisdiction to establish pricing regulations regarding intrastate telephone service.

         On January 25, 1999, the Supreme Court reversed the Eighth Circuit's ruling, and held, among other things, that the FCC has general jurisdiction to implement the local competition provisions of the 1996 Act. Although the Supreme Court affirmed the FCC's authority to develop pricing guidelines, it did not evaluate the FCC's TELRIC methodology, and has remanded the case to the Eighth Circuit for further proceedings. There will also be additional remand and related proceedings at the FCC. It is not possible at this time to determine the final outcome of the Eighth Circuit or FCC remand proceedings, or the effect that such proceedings will have on the Company or on CMRS providers generally.

RELOCATION OF INCUMBENT FIXED MICROWAVE LICENSEES

         In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees in the spectrum allocated for PCS use, the FCC has adopted (i) a transition plan to relocate fixed microwave operators that currently are operating in the PCS spectrum, and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefitting PCS licensees will help defray the costs of the relocation. PCS licensees will only be required to relocate fixed microwave incumbents if they cannot share the same spectrum. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

         Relocation generally involves a PCS operator compensating an incumbent for costs associated with system modifications and new equipment required to move to alternate, readily available spectrum. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire, or emergency medical service operations, the voluntary negotiation period is three years. The FCC currently is considering whether to shorten the voluntary negotiation period by one year. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter.

         The FCC's cost-sharing plan allows PCS licensees that relocate fixed microwave links outside of their license areas to receive reimbursements from later-entrant PCS licensees that benefit from the clearing of their spectrum. A non-profit clearinghouse will be established to administer the FCC's cost-sharing plan.

F-BLOCK LICENSE REQUIREMENTS

         When the FCC allocated spectrum to PCS, it designated the F-Block as an "Entrepreneurs' Block." FCC rules require F-Block Entrepreneurs to meet various qualifications to hold F-Block licenses or to receive certain financing preferences. Among these are: (i) the various structural requirements governing equity investments, including the Entrepreneurs Requirements, Small Business Requirements and Control Group Requirements, all of which apply specifically to Entrepreneurs, and the Foreign Ownership Limitations, which apply to all communications entities governed by the FCC; (ii) transfer restrictions limiting, among other things, the sale of F-Block licenses; and (iii) other ongoing requirements that mandate network build-out schedules and limit cross-ownership of cellular and other wireless investments. The Company was the winning bidder for 5 licenses in the F-Block Auction. The FCC also determined that Entrepreneurs that qualify as a Very Small Business would be eligible to receive a 25% bidding credit and a F-Block Loan from the federal government for 80% of the dollar amount of their winning bids in the F-Block Auction. The Government Financing provided to the Company is F- Block Loans. See "Description of Certain Indebtedness." In order to ensure continued compliance with the FCC rules, the FCC has announced its intention to conduct random audits during the initial 10-year PCS license terms. There can be no assurance that the Company will continue to satisfy any of the FCC's qualifications or requirements, and the failure to do so would have a material adverse effect on the Company. See "Risk Factors"

STRUCTURAL REQUIREMENTS

         Entrepreneurs Requirements. In order to hold a F-Block license, an entity must: (i) meet the Entrepreneurs Revenues Limit by having less than $125 million in gross revenues and (ii) meet the Entrepreneurs Asset Limit by having less than $500 million in total assets (excluding the value of C-Block licenses). To qualify for the F-Block Auction, an entity had to have met the Entrepreneurs Revenues Limit for each of the two years prior to the auction and the Entrepreneurs Asset Limit at the time it filed its Short Form. For at least five years after winning a F-Block license, a licensee must continue to meet the Entrepreneurs Requirements, which are modified for such five-year period to exclude certain assets and revenues from being counted toward the Entrepreneurs Asset Limit and the Entrepreneurs Revenues Limit, respectively. Additional amounts are excluded if the licensee maintains an organizational structure that satisfies the Control Group Requirements described below. In calculating a licensee's gross revenues for purposes of the Entrepreneurs Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee and the affiliates of such persons or entities.

         By claiming status as an Entrepreneur, the Company qualified to enter the F-Block Auction. If the FCC were to determine that the Company did not satisfy the Entrepreneur Requirements at the time it participated in the F-Block Auction or that the Company fails to meet the ongoing Entrepreneurs Requirements, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company believes it has met the Entrepreneurs Requirements, there can be no assurance that it will continue to meet such requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors"

         Small Business Requirements. An entity that meets the Entrepreneurs Requirements may also receive certain preferential financing terms if it meets the Small Business Requirements. These preferential financing terms include a 15% bidding credit for Small Businesses and a 25% Bidding Credit for Very Small Businesses (such as the Company) and the ability to make quarterly interest-only payments on its F-Block Loan for the first two years of the license term (for Very Small Businesses). To meet the Small Business or Very Small Business Requirements, a licensee must have had annual average gross revenues of not more than $40 million or $15 million, respectively, for the three calendar years preceding the date it filed its Short Form. In calculating a licensee's gross revenues for purposes of the Small and Very Small Business Requirements, the FCC includes the gross revenues of the licensee's affiliates, those persons or entities that hold interests in the licensee, and the affiliates of such persons or entities.

         By claiming status as a Very Small Business, the Company qualified for the Bidding Credit. If the FCC were to determine that the Company does not qualify as a Very Small Business, the Company would, at a minimum, be forced to repay the portion of the Bidding Credit to which it was not entitled. Further, the FCC could revoke the Company's PCS licenses, fine the Company or take other enforcement actions, including imposing the Unjust Enrichment Penalties. Although the Company has structured itself to meet the Very Small Business Requirements, there can be no assurance that it will remain in compliance with these requirements or that, if it fails to continue to meet such requirements, the FCC will not take action against the Company, which could include revocation of its PCS licenses. See "Risk Factors"

         Control Group Requirements. If a F-Block licensee meets the Control Group Requirements, the FCC excludes certain assets and revenues from such licensee's total revenues and assets, making it easier for the licensee to meet the Entrepreneurs Requirements and the Small Business Requirements. The Control Group Requirements mandate that the Control Group, among other things, have both actual and legal control of the licensee. Further, the FCC permits licensees to qualify under the Control Group Requirements pursuant to the Qualifying Investor Option if its Control Group is comprised of the following: (i) Qualifying Investors that own at least 15% of the equity interest on a fully diluted basis and 50.1% of the voting power in the F-Block licensee and (ii) Additional Control Group Members that hold at least 10% of the equity interest in the F-Block licensee. Additional Control Group Members must be either: (a) the same Qualifying Investors in the Control Group, (b) members of the licensee's management or (c) non-controlling institutional investors, including venture capital firms. To take advantage of the FCC's Qualifying Investor Option, a F-Block licensee must have met the Qualifying Investor Option requirements at the time it filed its Short Form and must continue to meet the Qualifying Investor Option requirements for three years following the License Grant Date. Commencing the fourth year of the license term, the FCC rules (i) eliminate the requirement that the Additional Control Group Members hold any of the licensee's equity interest and (ii) allow the licensee to reduce the minimum required equity interest held by the Control Group's Qualifying Investors from 15% to 10%.

         In order to meet the Control Group Requirements, the Company's Certificate of Incorporation provides that the Company's Class B common stock, as a class, must constitute 50.1% of the voting power of the Company. See "Description of Capital Stock." There can be no assurance that the Company will remain in compliance with the Control Group Requirements or, if it fails to continue to meet such requirements, that the FCC will not take action against the Company, which could include revocation of its PCS licenses. Although the Company has taken these and other steps to meet the Control Group Requirements, there can be no assurance that the

Company has or will continue to meet the Control Group Requirements, and the failure to meet such requirements would have a material adverse effect on the Company. See "Risk Factors"

         Asset and Revenue Calculation. In determining whether an entity qualifies as an Entrepreneur and/or as a Small Business, the FCC counts the gross revenues and assets of the entity's "financial affiliates" toward the entity's total gross revenues and total assets. Financial affiliation can arise from common investments, familial or spousal relationships, contractual relationships, voting trusts, joint venture agreements, stock ownership, stock options, convertible debentures and agreements to merge. Affiliates of noncontrolling investors with ownership interests that do not exceed the applicable FCC "passive" investor ownership thresholds are not attributed to F-Block licensees for purposes of determining whether such licensees financially qualify for the applicable F-Block Auction preferences. The Entrepreneurs Requirements and the Very Small Business Requirements provide that, to qualify as a passive investor, an entity may not own more than 25% of the Company's total equity on a fully diluted basis, unless the Control Group owns at least 50.1% of the Company's total equity on a fully diluted basis. There can be no assurance that the Company will not exceed these passive investor limits or otherwise violate the Entrepreneur Requirements and/or the Small Business Requirements.

         In addition, if an entity makes bona fide loans to a F-Block licensee, the assets and revenues of the creditor would not be attributed to the licensee unless the creditor is otherwise deemed an affiliate of the licensee, or the loan is treated by the FCC as an equity investment and such treatment would cause the creditor/investor to exceed the applicable ownership interest thresholds (for purposes of both the financial affiliation and foreign ownership rules). Although the FCC permits a creditor/investor to use standard terms to protect its investment in F-Block licensees, such as covenants, rights of first refusal and super-majority voting rights on specified issues, the FCC has stated that it will be guided but not bound by criteria used by the Internal Revenue Service to determine whether a debt investment is bona fide debt. The FCC's application of its financial affiliation rules is largely untested and there can be no assurance that the FCC or the courts will not treat certain of the Company's lenders or investors as financial affiliates of the Company.

         Foreign Ownership Limitations. The Communications Act requires that non-U.S. citizens, their representatives, foreign governments or corporations otherwise subject to domination and control by non-U.S. citizens may not own of record or vote (i) more than 20% of the capital contribution to a common carrier radio station directly, or (ii) more than 25% of the capital contribution to the parent corporation of a common carrier radio station licensee if the FCC determines such holding are not within the public interest. Because the FCC classifies PCS as a common carrier offering, PCS licensees are subject to the foreign ownership limits. Congress recently eliminated restrictions on non-U.S. citizens serving as members on the board of directors and officers of a common carrier radio licensee or its parent. The FCC also recently adopted rules that, subject to a public interest finding by the FCC, could allow additional indirect foreign ownership of CMRS companies to the extent that the relevant foreign states extend reciprocal treatment to U.S. investors. The Company's Long Form filed by the Company with the

FCC after the completion of the F-Block Auction indicates that the Company is in compliance with the FCC foreign-ownership rules. However, if the foreign ownership of the Company were to exceed 25% in the future, the FCC could revoke the Company's PCS licenses or impose other penalties. Further, the Company's Certificate of Incorporation enables the Company to redeem shares from holders of common stock whose acquisition of such shares results in a violation of such limitation. The restrictions on foreign ownership could adversely affect the Company's ability to attract additional equity financing from entities that are, or are owned by, non-U.S. entities. The recent World Trade Organization ("WTO") agreement on basic telecommunications services could eliminate or loosen foreign ownership limitation but could also increase the Company's competition. Under this agreement, the United States and other members of the WTO committed themselves to opening their telecommunications markets to competition and foreign ownership and to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telephone companies, effective as early as January 1, 1998. See "Risk Factors"

TRANSFER RESTRICTIONS

         License Transfer Restrictions. During the first five years after the License Grant Date, transfer or assignment of a F-Block license is prohibited to any entity that fails to satisfy the Entrepreneurs Requirements. If such a transfer occurs to an entity that does not qualify for bidding credits, such a sale would be subject to payment of the bidding credit and the licensee must adjust its installment payments to the FCC to effect the bidding credits and payment plan applicable to the new entity (e.g., an enterprise that is not a Very Small Business). After five years, all such transfers and assignments of the licenses remain subject to the Unjust Enrichment Penalties.

         Unjust Enrichment. Any transfer during the full license term (10 years) may require certain costs and reimbursements to the government of bidding credits and/or outstanding principal and interest payments (the "Unjust Enrichment Penalties"). In addition, if the Company wishes to make any change in ownership structure during the initial license term involving the de facto and de jure control of the Company, it must seek FCC approval and may be subject to the same costs and reimbursement conditions indicated above.

F-BLOCK RULES

         The Company (i) believes that it has structured itself to satisfy the Entrepreneurs Requirements, (ii) intends to diligently pursue and maintain its qualification as a Very Small Business and (iii) has structured its securities, including certain restrictions on ownership, in a matter intended to ensure compliance with the applicable FCC Rules. The Company has relied on representations of its investors to determine its compliance with the FCC's rules applicable to F-Block licenses. There can be no assurance, however, that the Company's investors or the Company itself will continue to satisfy these requirements during the term of any PCS license granted to the Company or that the Company will be able to successfully implement divestiture or other mechanisms included in the Company's Certificate of Incorporation that are designed to ensure compliance with FCC rules. Any non-compliance with FCC rules could subject the Company to serious penalties, including revocation of its PCS licenses. See "Risk Factors"

OTHER ONGOING REQUIREMENTS

         Build-Out Requirements. The FCC has mandated that recipients of PCS licenses adhere to a five year build-out requirement. Under the five year build-out requirement, all 10 MHZ PCS licensees (such as F-Block licensees) must construct facilities to offer adequate service to at least one-third of the population in their service area within five years from the date of initial license grants or make a showing of substantial service in its licensed areas within five years of the initial license grants. Service must be provided to two-thirds of the population within 10 years. Violation of this regulation could result in license revocations or forfeitures or fines.

         Additional Requirements. As a F-Block licensee, the Company will be subject to certain restrictions that limit, among other things, the number of PCS licenses it may hold as well as certain cross-ownership restrictions pertaining to cellular and other wireless investments.

         Penalties for Payment Default. In the event that the Company were to become unable to meet its obligations under the Government Financing, the FCC could in such instances reclaim some or possibly all of the Company's PCS licenses, reauction them, and subject the Company to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the defaulting bidders bid amount. See "Risk Factors"

                        EXECUTIVE OFFICERS AND DIRECTORS

         The following sets forth the name, business address, present principal occupation, employment and material occupations, positions, offices or employments for the past five years and ages as of March 1, 1999 for the executive officers and directors of the Company. Members are the board are elected and serve for one year terms or until their successors are duly elected and shall have qualified. All executive officers serve at the discretion of the board.


NAME                         AGE               POSITION WITH EAST/WEST*
----                         ---               ------------------------

Victoria G. Kane(1)           50           Class B Director, Chairman and Chief
                                                Executive Officer
T. Gibbs Kane, Jr.(1)         51           Class B Director
Mario J. Gabelli              56           Class A Director(2)
Robert E. Dolan               47           Assistant Secretary

----------------------
* Under the Company's Certificate of Incorporation, each of the Class B Directors has one and one-half votes and each of the Class A Directors has one vote on all matters properly brought before the Board of Directors.
(1)   T. Gibbs Kane, Jr. and Victoria G. Kane are husband and wife.
(2)   One of the two available Class A Director positions is currently vacant.

         VICTORIA G. KANE, Entrepreneur and investor. Owner and instructor of dance studio (from 1986 to 1996).

         T. GIBBS KANE, JR., President, Sound Shore Management (since 1978), a registered investment advisor; Director, Sound Shore Fund (since 1985), a mutual fund.

         MARIO J. GABELLI, has served as Chairman, Chief Executive Officer and Chief Investment Officer of Gabelli Funds, Inc. and Gabelli Asset Management, Inc. and their predecessors since November 1976. In connection with those responsibilities, he serves as Chairman and/or President of thirteen registered investment companies managed by Gabelli Funds, LLC. Mr. Gabelli also serves as a Governor of the American Stock Exchange, and Chairman and Chief Executive Officer of Lynch Corporation, a public company engaged in multimedia, specialized transportation and manufacturing.. Mr. Gabelli received a B.S. from Fordham University and an M.B.A. from Columbia University Graduate School of Business.

         ROBERT E. DOLAN, Chief Financial Officer(since February 1992) and Controller (since May 1990) of Lynch.

COMPENSATION OF DIRECTORS

         We are not compensating our directors at the present time, although we may do so in the future. We do indemnify directors pursuant to Delaware law and may reimburse them for certain out-of-pocket costs in connection with serving as directors.

EXECUTIVE COMPENSATION

         We  have  no   employees   and  has  paid  no  employee  or   executive
compensation, although it may do so in the future.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Certificate of Incorporation provides that our directors and officers shall be indemnified to the fullest extent of Delaware law.

         Delaware law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction which the director derives an improper personal benefit. Our Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors for monetary damages to the fullest extent permitted by Delaware law. In addition, our Certificate of Incorporation provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The effect of this provision is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care. The our Certificate of Incorporation also provides that we shall, to the full extent permitted by Delaware law, indemnify and advance expenses to each of its currently acting and former directors, officers, employees and agents.

         We have no directors and officers liability insurance at this time.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted.

                              CERTAIN TRANSACTIONS

         AFC and Lynch PCS Corporation F ("LPCS"), a subsidiary of Lynch, formed a limited partnership, Aer Force Communications B, L.P. in July 1996 for the purpose of bidding for PCS licenses in the F-Block Auction. AFC, the general partner, contributed $100,200 to the partnership for a 50.1% equity interest and LPCS, the limited partner, contributed $99,800 to the partnership for a 49.9% equity interest. LPCS also agreed to loan the partnership an additional $11.4 million, primarily for down-payments and to service instalment payments on PCS licenses won in the auction.

         On August 13, 1997, East/West succeeded to the rights and obligations of the partnership. At that time, AFC received 1,779,301 shares of our Class B common stock and LPCS received 1,772,198 shares of our Class A common stock. Concurrently, LPCS transferred the 1,772,198 shares to Lynch, which subsequently transferred 1,417,048 shares to its stockholders and 355,150 shares to GFI in satisfaction of Lynch's obligation to share a profits interest in LPCS's partnership interest.

         As a part of these transactions, AFC and LPCS contributed an additional $125,250 and $124,750, respectively, in cash, as equity to East/West, and LPCS contributed to East/West's capital, $4.5 million of our existing indebtedness to LPCS. Our remaining indebtedness to LPCS was converted into $7.8 million of redeemable preferred stock and LPCS's obligations to make additional loans to East/West terminated.

         On October 22, 1998, the Company borrowed $300,000 from certain directors of the Company. The loans are evidenced by promissory notes in the amount of $150,000 each to Mario J. Gabelli and T. Gibbs Kane, Jr., which notes bear interest at a rate of 5.00% per year, and which become due and payable on the earlier of i) October 22, 1999 or ii) upon the receipt of proceeds from this offering, sufficient to pay the full amount of principal and interest then owed on the notes.

                             PRINCIPAL STOCKHOLDERS

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of our common stock by (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our officers and directors, (iii) and all current executive officers and directors as a group.


                                  Class A Beneficially
                                     Owned                   Class B Beneficially Owned              Total Beneficially Owned
                                  ------------------------   ------------------------------        --------------------------

                                   Shares         Percent            Shares        Percent           Shares      Percent
                                  ---------      ---------        ----------       --------        ---------     --------

Aer Force                         --              --              1,779,301        100%            1,779,301     50.1%
Communications,
Inc.(1)
Victoria G. Kane (1)              --              --              1,779,301        100%            1,779,301     50.1%
T. Gibbs Kane, Jr. (1)            --              --              1,779,301        100%            1,779,301     50.1%
Mario J. Gabelli (2)              441,184         24.9%           --               --              441,184       12.4%
Robert E. Dolan (3)               235             --              --               --              235           --
Elisa Gabelli (4)                 200,043         11.3%           -                -               200,043       5.6%
All Directors and                 441,419         24.9%           1,779,301        100%            2,220,720     62.5%
Executive Officers as a
Group (3 in total)

(1) Victoria G. Kane is the sole shareholder of AFC and therefore shares owned by AFC are set forth in this table as owned by Victoria G. Kane. Victoria Kane has sole voting and dispositive power with respect to the shares owned by AFC. T. Gibbs Kane Jr. is the husband of Victoria G. Kane, and therefore shares owned by Victoria G. Kane are also set forth as owned by T. Gibbs Kane Jr. T. Gibbs Kane Jr. disclaims ownership of the shares. The address of AFC, Victoria G. Kane and T. Gibbs Kane Jr. is 350 Stuyvesant Avenue, Rye, New York 10580.

(2) Includes 261,262 shares owned directly by Mr. Gabelli (including 3,120 shares held for the benefit of Mr. Gabelli in the Lynch 401(k) Savings
         Plan), 758 shares held by GFI, 2,000 shares owned by a charitable foundation of which Mr. Gabelli is a trustee, 70,000 shares owned by a limited partnership in which Mr. Gabelli is the general partner and has a 20% interest and 107,164 shares subject to a voting agreement which terminates June 26, 2001 for which Mr. Gabelli has sole voting power. Mr. Gabelli disclaims the ownership of the shares owned by the foundation, by GFI to the extent of the minority interest in GFI held by third parties and by the partnership except for his 20% interest therein. Mr. Gabelli has sole voting and investment power over the shares described above except for the shares subject to the voting agreement, for which Mr. Gabelli only has sole voting power but no investment power. The address of GFI and Mr. Gabelli is 555 Theodore Fremd Avenue, Corporate Center at Rye, NY 10580.

(3) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has sole voting and investment power.

4. Consists of 200,043 shares held in trusts for which Ms. Gabelli is the trustee or beneficiary and for which Ms. Gabelli has sole voting and investment power and 5,043 shares held by Ms. Gabelli for which she holds sole investment power. Ms. Gabelli is the daughter of Mario Gabelli.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         We are authorized to issue 19,600,000 shares of common stock, $.0001 par value, and 16,000 shares of preferred stock, $1,000 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of Incorporation and Bylaws, and by the provisions of applicable Delaware law.

COMMON STOCK

         Our authorized common stock of consists of 16,000,000 shares of Class A common stock and 3,600,000 shares of Class B common stock. At March 30, 1999, there were (i) 1,772,198 shares of Class A common stock outstanding, and (ii) 1,779,301 shares of Class B common stock outstanding, all of which are held by AFC. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding.

Voting Rights

         Collectively, the shares of Class A common stock represent not more than 49.9% of our voting interest, with each share of Class A common stock issued and outstanding having one vote per share (subject to downward adjustment if necessary to comply with the 49.9% maximum class vote) on all matters except the election of directors or as otherwise provided by law. The holders of the Class A common stock as a class are entitled to elect members to the Board of Directors who collectively represent two of the five votes of our Board of Directors.

         Collectively, the shares of Class B common stock represent at least 50.1% of our voting interest, with each share of Class B common stock issued and outstanding having 5 votes per share (subject to upward adjustment, if necessary, to comply with the 50.1% minimum class vote), on all matters except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B common stock, voting together as a class, may elect up to three members of the Board of Directors. The Class B Directors collectively have three full votes on each matter submitted to a vote of the Board of Directors.

Redemption By the Company

         If a holder of Class A common stock acquires additional shares of Class A common stock or otherwise is attributed with ownership of such shares that would cause us to violate the Entrepreneurs Requirements or the Foreign Ownership Restrictions, East/West, at its option, may redeem that number of such shares necessary to eliminate such FCC violation at a redemption price equal to (i) 75% of the fair market value of such shares where such holder caused such FCC violation or (ii) 100% of the fair market value where such FCC violation was caused by no fault of the holder.

Transfer Restriction

         The Class B common stock cannot be transferred, sold or otherwise disposed of to any third party, directly or indirectly, except (i) to family members, or by will or by operation of the laws of descent and devise (in which case the transferees will continue to be bound by these restrictions), (ii) such number of shares which does not exceed 10% of the Class B common stock outstanding when originally issued, or (iii) pursuant to a transaction or series of transactions on terms and conditions which are substantially identical in the opinion of counsel to the terms and conditions made available to all holders of the Class A common stock, including form, type and amount of consideration per share, the availability of such consideration and the timing of payment. To the extent it deems necessary, such counsel may rely on the opinion of a nationally recognized investment banking firm in evaluating the terms of any securities or other consideration being offered.

PREFERRED STOCK

         We have outstanding 7,800 shares of preferred stock, par value $1,000 per share. The preferred stock (i) is entitled to preferred dividends at an annual rate of 5 shares of additional preferred stock for each one hundred shares of preferred stock outstanding, (ii) has no voting rights except as provided by law, and (iii) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) December 1, 2009, (ii) upon a change of control of the Class A or Class B common stock or (iii) upon the sale of one or more PCS licenses for cash or a non-cash sale which is subsequently converted into or redeemed for cash in an amount proportional to that number of persons covered by the sale of such licenses for cash, or that portion of a non-cash sale subsequently converted into or redeemed for cash, compared to the total persons covered by the Company's five initial PCS licenses, in each case based on the 1996 or most recent subsequent estimate by the United States Bureau of Census. Therefore, the number of shares redeemed shall be computed by dividing (i) the number of persons covered by the sale by
(ii) the total number of persons covered by the five initial PCS licenses owned by East/West..

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS, DELAWARE LAW AND CONTROL GROUP REQUIREMENTS

Certificate of Incorporation and Bylaws

         Several provisions of our Certificate of Incorporation and Bylaws could deter or delay unsolicited changes in control.

Delaware Takeover Statute

         We are subject to Section 203 of the Delaware General Corporation Law , which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Control Group Requirements

         In order to meet the Control Group Requirements, our Certificate of Incorporation provides that the Class B common stock, as a class, must constitute 50.1% of the voting power. The structure that we have adopted to ensure compliance with the Control Group Requirements will likely deter and delay unsolicited changes in control. See "Risk Factors--Government Regulation--Control Group Requirements" and "--Effect of Control by Certain Stockholders."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Class A common stock is ChaseMellon Shareholder Services.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The Company is the obligor on installment payments to be made for the F-Block PCS licenses held the Company. The aggregate debt obligation of the Company to the U.S. Government pursuant to the government financing is approximately $15.2 million. The Company will be required to make interest expense payments based on an interest rate of 6.25% per annum. The Company will be required to make quarterly payments of interest only for the first two years of the license and quarterly payments of interest and principal over the remaining eight years of the license term. In the event that the Company (or any of its affiliates) becomes unable to meet its obligations under the Government Financing, is involved in certain bankruptcy or insolvency proceedings or otherwise violates regulations applicable to holders of FCC licenses, the FCC could take a variety of actions, including requiring immediate repayment of amounts due under the Government Financing, repayment of certain bidding credits, revoking the Company's PCS licenses and fining the Company an amount equal to the difference between the price at which the Company acquired the licenses and the amount of the winning bid at their reauction, plus an additional penalty of three percent of the lesser of the subsequent winning bid and the Company's bid amount. There can be no assurance that the Company will be able to meet their obligations under the Government Financing or that in the event of a failure to meet such obligations, the FCC will not require immediate repayment of amounts due under the Government Financing or revoke the Company's PCS licenses. In either such event the Company may be unable to meet their obligations to other creditors.

         In connection with serving as the obligor on the payments to be made for the F-Block PCS license it holds, the Company has or must execute notes to the United States Treasury Department documenting its payment obligations and a security agreement creating a first priority security interest in favor of the FCC in the license (and the proceeds of any sale thereof) in the event of a default. The security agreement permits the Company to grant a subordinated security interest in the license to a third party.

                                     EXPERTS

         The financial statements of East/West Communications, Inc. at December 31, 1998 and 1997, for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The validity of the shares of Class A common stock underlying the Rights will be passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statement and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: East/West Communications, Inc., 350 Stuyvesant Avenue, Rye, New York 10580, Telephone, (914) 921-6300.

         This prospectus is a part of the registration statement that we filed with the SEC. The registration statement contains more information than the prospectus regarding East/West and our common stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                                      INDEX

                         EAST/WEST COMMUNICATIONS, INC.

  (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY AER FORCE COMMUNICATIONS B, L.P.)

Report of Independent Auditors...............................................F-1
Audited Financial Statements

Balance Sheets at December 31, 1998 and 1997.................................F-2

Statements of Operations for the Years Ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998
 .............................................................................F-3

Statements of Changes in Shareholders' Equity (Deficit) for  the period from July 26, 1996 (inception) to December 31, 1998..........................F-4

Statements of Cash Flows for the Years Ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998
 .............................................................................F-5

Notes to Financial Statements................................................F-6

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
East/West Communications, Inc.

We have audited the accompanying balance sheets of East/West Communications, Inc. (the "Company") a development stage enterprise, formerly Aer Force Communications B, L.P., as of December 31, 1998 and 1997, and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming East/West Communications, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred losses since inception and has not yet adopted a business plan or determined how to finance its operations and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                      /s/ Ernst & Young LLP

Stamford, Connecticut
March 19, 1999

                       EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                                 BALANCE SHEETS

                                                                             12/31/98         12/31/97
                                                                           ----------------------------
ASSETS
Current Assets
      Cash and cash equivalents                                          $      61,805     $    254,427
                                                                         -------------     ------------
Total current assets                                                            61,805          254,427

PCS Licenses                                                                18,957,721       18,957,721
Capitalized costs                                                            2,188,626        1,240,434
                                                                         =============     ============
Total assets                                                             $  21,208,152     $ 20,452,582
                                                                         =============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable and accrued expenses                              $   1,250,939     $    654,853
      Loans from shareholders                                                  300,000                -
      Current portion of Loan from FCC                                         743,580                -
                                                                         ------------------------------
Total current liabilities                                                    2,294,519          654,853

Loan from FCC                                                               14,422,597       15,166,177
Deferred income taxes                                                          444,000          500,000

Redeemable preferred stock,  $1,000 par value; 5% cumulative dividends,  16,000 shares authorized, 7,800 issued and
      outstanding (liquidation value - $7,800,000)                           4,024,176        3,389,487

Shareholders' equity:
Common stock, Class A, $.0001 par value, 3,600,000 shares
      authorized, 1,772,198 shares issued and outstanding                          177              177
Common stock, Class B, $.0001 par value, 16,000,000 shares
      authorized, 1,779,301 shares issued and outstanding                          178              178
Additional paid-in capital                                                   4,949,645        4,949,645
Shareholders' deficit accumulated during development stage                  (4,927,140)      (4,207,935)

                                                                           ------------    ------------
Total shareholders' equity                                                      22,860          742,065
                                                                          -------------    ------------
Total liabilities and shareholders' equity                               $  21,208,152     $ 20,452,582
                                                                          =============    ============

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF OPERATIONS

                                                                    JANUARY 1        JANUARY 1       JULY 26, 1996
                                                                    TO DEC 31,       TO DEC 31,      (INCEPTION) TO
                                                                       1998            1997          DEC 31, 1998
                                                                    -----------------------------------------------

Interest income                                                    $    9,818      $          0      $     9,818
Interest expense, including commitment  and late fees                 (74,124)       (1,987,562)      (3,640,186)
Other expenses                                                        (76,210)          (87,607)        (163,817)
                                                                    ---------------------------------------------
          Loss before income taxes                                   (140,516)       (2,075,169)      (3,794,185)

Income tax benefit (expense)                                           56,000          (500,000)        (444,000)
                                                                    ---------------------------------------------
          Net loss                                                    (84,516)       (2,575,169)      (4,238,185)

Dividend requirement on preferred stock                              (634,689)          (54,266)        (688,955)
                                                                    ---------------------------------------------

Loss applicable to common shares                                   $ (719,205)     $ (2,629,435)     $(4,927,140)
                                                                    =============================================

Basic and diluted loss per common share                                 (0.20)            (0.74)
                                                                    ==========      ============

Number of shares used in computation                                3,551,499         3,551,499
                                                                    ==========      ============

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

       FOR THE PERIOD FROM JULY 26, 1996 (INCEPTION) TO DECEMBER 31, 1998


                                                                                                      LIMITED             TOTAL
                                                    ADDITIONAL                          GENERAL      PARTNERS         SHAREHOLDER'S
                                          COMMON     PAID IN            ACCUMULATED    PARTNER'S     EQUITY             EQUITY
                                          STOCK      CAPITAL              DEFICIT       EQUITY       (DEFICIT)          (DEFICIT)
                                       ---------------------------------------------------------------------------------------------
Balance at July 26, 1996
      (inception)                      $    -       $          -      $         -      $       -   $          -       $          -
Capital contributions                       -                  -                -        100,200         99,800            200,000
      Net loss                              -                  -                -        (15,785)    (1,562,715)        (1,578,500)
                                         -------------------------------------------------------------------------------------------
Balance at December 31, 1996                -                  -                -         84,415     (1,462,915)        (1,378,500)

Capital contributions                       -                  -                -        125,250      4,624,750          4,750,000
Issuance of 3,551,499 shares of
      Common Stock, $.0001 par
      value (1,772,198-Class A;
      1,779,301-Class B)                  355          4,949,645       (1,578,500)      (209,665)    (3,161,835)                 -
         Net loss                           -                  -       (2,575,169)             -              -         (2,575,169)
Preferred dividends                         -                  -          (54,266)             -              -             (54,266)
                                         -------------------------------------------------------------------------------------------
Balance at December 31, 1997              355          4,949,645       (4,207,935)             -              -            742,065

         Net loss                           -                  -          (84,516)             -              -            (84,516)
Preferred dividends                         -                  -         (634,689)             -              -           (634,689)
                                         ===========================================================================================
Balance at December 31, 1998           $  355      $   4,949,645  $    (4,927,140)     $       -   $          -          $  22,860
                                         ===========================================================================================

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                                                       JULY 26, 1996
                                                          JANUARY 1      JANUARY 1    (INCEPTION) TO
                                                          TO DEC 31,     TO DEC 31,      DEC 31,
                                                            1998            1997          1998
                                                         --------------------------------------------

Cash Flows from Operating Activities:
   Net Loss                                             $  (84,516)   $ (2,575,169)   $ (4,238,185)
   Adjustments to reconcile net loss to net
   cash used in operating activities:
      Deferred income tax (benefit) expense                (56,000)        500,000         444,000
      Changes in operating assets and liabilities:
         Increase in accounts payable and
             accrued expenses                               57,335          60,920         118,255
      Interest accrued, including commitment fees         (409,441)      1,975,946       3,145,005
                                                       -------------------------------------------

Net cash used in Operating Activities                     (492,622)        (38,303)       (530,925)

Cash Flows from Investing Activities:
  Deposits with FCC                                           --        10,104,228      (1,895,772)
  Purchase of PCS licenses                                    --        (1,895,772)     (1,895,772)
                                                       -------------------------------------------
Net cash provided by (used in) Investing Activities           --         8,208,456      (3,791,544)

Cash Flows from Financing Activities:
  Proceeds from shareholders' loan                         300,000                         300,000
  Proceeds from loans from the Limited
      Partner                                                 --         1,938,502      13,738,502
  Repayment of loans from the Limited Partner                 --       (10,104,228)    (10,104,228)
  Capital contributions                                       --           250,000         450,000
                                                       -------------------------------------------

Net Cash provided by (used in) Financing Activities        300,000      (7,915,726)      4,384,274

(Decrease) Increase in Cash and Cash Equivalents          (192,622)        254,427          61,805

Cash and cash equivalents, beginning of period             254,427            --              --
                                                       -------------------------------------------

Cash and cash equivalents, end of period                $   61,805    $    254,427    $     61,805
                                                       ===========================================

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1     ACCOUNTING POLICIES:

                 DESCRIPTION OF BUSINESS:
                 East/West Communications, Inc. ("the Company") was incorporated on August 13, 1997, to succeed to the rights and obligations of Aer Force Communications B, L.P. ("the Partnership"). The Partnership was formed in July 1996, to bid for personal communications services ("PCS") licenses in the Federal Communications Commission's ("FCC") F-Block auction. PCS is a second generation digital wireless service utilizing voice, video or data devices that allow people to communicate at anytime and virtually anywhere. Over the past three years, the FCC auctioned off PCS licenses with a total of 120 MHZ of spectrum, falling within six separate frequency blocks labeled A through F. Frequency blocks C and F were designated by the FCC as "entrepreneurial blocks." Certain qualifying small businesses including the Partnership were afforded bidding credits in the auctions as well as government financing of the licenses acquired. The Partnership won five licenses in 1997 to provide personal communications services over 10Mhz of spectrum to a population of approximately 21 million, including Los Angeles and Washington, D.C. Aer Force Communications, Inc. was the General Partner of the Partnership with a 50.1% equity interest. Lynch PCS Corporation F ("Lynch PCS F"), a wholly-owned subsidiary of Lynch Corporation ("Lynch"), a publicly held company, was the Limited Partner of the Partnership with a 49.9% equity interest.

                 On December 4, 1997, the Company succeeded to the assets and liabilities of the Partnership under a plan where the General Partner received 50.1% of the Common Stock of the Company (in the form of 100% of the Company's Class B Common Stock) and Lynch PCS F received 49.9% of the Common Stock of the Company (in the form of 100% of the Company's Class A Common Stock). Just prior to the succession, the Partners made cash contributions totaling $250,000 (in proportion to their respective equity interests) to the Partnership and the Limited Partner contributed $4.5 million of its outstanding loan to the Partnership's capital.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 1      ACCOUNTING POLICIES (CONTINUED):

                 DESCRIPTION OF BUSINESS (CONTINUED):
                 Immediately thereafter, Lynch PCS F dividended 39.9% of the Common Stock of the Company to Lynch which, in turn, dividended this interest to its shareholders. In addition, Lynch PCS F transferred the remaining 10% of Common Stock of the Company held by it to Gabelli Funds, Inc., an affiliate of the Chairman and CEO of Lynch, in satisfaction of a previously incurred obligation. Also at that time, Lynch PCS F converted the remaining principal amount of its loan to the Partnership of $3,335,221 (after the capital contribution of $4,500,000) into a redeemable preferred stock of the Company (see Note 6). Under the terms of this conversion the Limited Partner's prior obligation to make further loans to the Partnership was terminated.

                 BASIS OF PRESENTATION:
                 The  financial  statements  are  prepared  in  conformity  with
                 generally  accepted  accounting   principles  applicable  to  a
                 development stage enterprise.

                 The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                 The Company believes that its PCS licenses have substantial potential. However, the Company has not yet adopted a business plan or determined how to finance its operations because of uncertainties relating to PCS. Therefore, the Company has not yet determined whether to develop its PCS licenses on its own, to joint venture its licenses with other PCS or wireless telephone licensees or operators, or to sell some or all of its licenses. The Company expects to continually evaluate these factors and to adopt a business plan once the financing, regulatory and market aspects of PCS are less uncertain.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1      ACCOUNTING POLICIES (CONTINUED):

                 BASIS OF PRESENTATION (CONTINUED):
                 The Company has incurred losses since inception and will need to obtain capital in order to fund its interest and principal payment obligations and for working capital and general corporate purposes. There can be no assurance that the Company can raise sufficient capital to fund its obligations and finance the construction of its networks. Accordingly, the lack of funding creates substantial doubt about the Company's ability to continue as a going concern. Management has elected to defer payment of interest due on the loan payable to the FCC which was due on October 31, 1998 in the amount of $337,658. The Company intends, to make the required payment, including applicable penalties of approximately $390,000 on or before April 29, 1999. However, if such payment is not made, the Company will forfeit its rights to the licenses.

                 Certain prior year amounts have been reclassified to conform to the current year presentation.

                 CASH AND CASH EQUIVALENTS:
                 Cash and cash equivalents for which the carrying amount approximates fair value include highly liquid investments with a maturity of three months or less at the time of purchase.

                 ADMINISTRATIVE SERVICES: The Company and the Partnership has never had any paid employees. Lynch PCS F provided the Partnership, at its request, with certain services in connection with the Partnership's bidding for PCS licenses in the FCC auction in late 1996 through early 1997. Aside from that matter, neither the General Partner nor Lynch PCS F provided the Partnership or the Company with a substantial amount of services. Neither partner charged the Partnership or the Company for the services provided, as such amounts are not significant.

                 USE OF ESTIMATES:
                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the carrying amounts of assets and liabilities and disclosures at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1      ACCOUNTING POLICIES (CONTINUED):

                 CAPITALIZED COSTS:
                 Interest charges including commitment fees incurred prior to the granting of the licenses have been expensed. Subsequent to the license grant dates, and until operations commence, all interest charges (excluding penalty interest and late fees) and commitment fees on outstanding loan balances will be capitalized. These costs amounted to $2,188,626 and $1,240,434 at December 31, 1998 and 1997, respectively. Such costs include $1,845,150 and $897,267 of capitalized interest at December 31, 1998 and 1997 respectively. Total interest charges amounted to $947,883, $1,119,111, and $2,765,160 for the years ended
                 December 31, 1998 and 1997 and the period from July 26, 1996 (inception) to December 31, 1998, respectively.

                 The cost of the PCS licenses (including capitalized costs) will be amortized over a period, consistent with the industry practice, which will begin when operations commence.

                 Pursuant to FCC regulations, license holders are required to commence providing service to one-third or the population within the license area within five years from the date of award and two-thirds of the population within ten years from the date of award. Such licenses may only be transferred to other entities that meet the FCC requirements for F-Block license holders during the first five years of the initial license term. Transfers of such licenses to entities not meeting such requirements in years six through ten of the initial license term will subject the Company to substantial unjust enrichment penalties.

                 LOSS PER SHARE:
                 In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share," which was adopted by the Company in 1997 upon the issuance of its common stock. Basic loss per common share is calculated by dividing net loss by the weighted average number of Class A and Class B common shares outstanding during the period. The basic and diluted loss per common share for the year ended December 31, 1997 give effect to the issuance of the common stock of the Company as if the issuance occurred on January 1, 1997.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1      ACCOUNTING POLICIES (CONTINUED):

                 INCOME TAXES:
                 Prior to December 4, 1997, no provision for income taxes was made in the financial statements as the partners were required to report their respective share of income or loss on their respective income tax returns. Beginning December 4, 1997, the Company accounts for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred taxes result from temporary differences in the recognition of revenues and expenses for income tax and financial reporting purposes. At December 31, 1998 and 1997, net deferred tax liabilities represent the tax effect of taxable temporary differences (pertaining to capitalized costs of approximately $1.3 million) which existed at the date the Partnership converted to a C-Corporation offset, in part, by accumulated net operating losses of approximately $140,000 in 1998. The Company's net operating losses expire in 2012.

NOTE 2      RELATED PARTIES:
                 On October 22, 1998, the Company borrowed $300,000 from certain directors of the Company. The loans in the amount of $150,000 from Mario J. Gabelli and T. Gibbs Kane, Jr., bear interest at a rate of 5.00% per year, and become due and payable on the earlier of i) October 22, 1999 or ii) upon the receipt of proceeds from an offering of rights (the "Rights Offering") to purchase shares of Class A Common Stock sufficient to pay the full amount of principal and interest then owed on the notes. The Company plans to offer rights in connection with such Rights Offering to existing shareholders of the Company's Class A and Class B Common Stock during 1999 (See Note 8).

NOTE 3     PARTNERSHIP AGREEMENT:
                 The Partnership was formed in July 1996 to bid for PCS licenses in the "F-Block" auction. The General Partner originally contributed $100,200 to the Partnership for a 50.1% equity interest and the Limited Partner contributed $99,800 to the Partnership for a 49.9% equity interest. Under the terms of the Partnership Agreement all deductions with respect to interest expense and commitment fees were allocated 99% to the Limited Partner and 1% to the General Partner. All profits of the Partnership were allocated 99% to the Limited Partner and 1% to the General Partner until all the aggregate amount of all profits allocated to the Limited Partner and General Partner equal the deductions with respect to interest expense and commitment fees.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


 NOTE 3     PARTNERSHIP AGREEMENT (CONTINUED):
                 Subsequently, all profits and losses were to be allocated to the Limited Partner and General Partner in proportion to their respective interests, 49.9% and 50.1%, respectively. On December 4, 1997, the Partnership was terminated.

NOTE 4     LONG TERM DEBT:
                 Long term debt at December 31, 1998 and 1997 consists of FCC financing of PCS licenses awarded in the following markets and maturing in 2007:

                        Los Angeles, CA                   $  3,579,000
                        Washington, D.C.                     7,068,000
                        Sarasota, FL                         1,322,400
                        Reno, NV                             1,429,800
                        Santa Barbara, CA                    1,766,977
                                                         -------------
                                                         $  15,166,177
                        Less amounts due within one year      (743,580)
                                                         -------------
                                                         $  14,422,597
                                                         -------------

                 In connection with the PCS "F-Block" auction, $12.0 million was deposited with the FCC of which $11.8 million was borrowed from Lynch PCS F under a line of credit which was due and payable in five years. The interest rate on the outstanding borrowings under the line was fixed at 15%; additionally, a commitment fee of 20% per annum was charged on the total line of credit. On December 4, 1997, the balance of such loan was $7,835,221, including accrued interest and commitment fees. On such date, $4.5 million was contributed to the equity of the Partnership and the remaining balance of $3,335,221 was converted into 7,800 shares of redeemable preferred stock (see note 6). At that time, the line of credit was terminated.

                 All of the FCC financing bears interest at 6.25% per annum. Quarterly interest payments of $236,972 were required for the first two years of the license (1997 and 1998) and quarterly payments of principal and interest of $605,879 are required over the remaining eight years of the license term. These loans are secured by the licenses granted. In April 1997, the FCC suspended the interest payments on the debt through March 31, 1998. On March 24, 1998, the FCC indicated that such interest payments will be resumed not earlier that 90 days subsequent to publication in the Federal Register of its "Order on Reconsideration of the Second Report and Order." Such order was published on April 8, 1998, requiring the suspended payments (aggregating $805,488) to

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 4     LONG TERM DEBT (CONTINUED):
                 be made in eight quarterly installments of $100,686 beginning in July 1998, plus regular interest payments for the period of March 31, 1998 to July 31, 1998, of $311,324, subject to deferral of up to a maximum 180 days. Payment was made on October 28, 1998, within the 90-day non-delinquency period, in the amount of $432,610 comprising accrued interest of $412,010 and a 5% penalty fee of $20,600.

                 Management has elected to defer payment of interest due on the loan payable to the FCC, which was due on October 31, 1998 in the amount of $337,658. Payments made within 90 days of the due date will be subject to a 5% penalty which increases to a 15% penalty if paid within 90 to 180 days of the due date. A 15% interest penalty has been accrued in the financial statements. The Company intends to make the required payment of approximately $390,000 (including applicable penalties) on or before April 29,1999. However, if such payment is not made, the Company will forfeit its rights to the licenses.

                 Aggregate principal maturities of long-term debt for each of the next five years are as follows: 1999--$.744 million, 2000--$1.558 million, 2001--$1.658 million, 2002--$1.764 million and 2003--$1.877 million.

 NOTE 5          COMMON STOCK :
                 The Company has two classes of Common Stock authorized: Class A Common Stock and Class B Common Stock. The authorized capital stock of the Company consists of 3,600,000 shares of Class A Common Stock and 16,000,000 shares of Class B Common Stock.

                 The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, if any, then outstanding. Collectively, the shares of Class A Common Stock represent not more than 49.9% of the Company's voting interest, with each share of Class A Common Stock issued and outstanding having one vote per share on all matters, except the election of directors or as otherwise provided by law. The holders of the Class A Common Stock as a class will be entitled to elect members to the Company's Board of Directors who collectively will represent two of the five votes of the Company's Board of Directors.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 5           COMMON STOCK (CONTINUED):
                 Collectively, the shares of Class B Common Stock represent at least 50.1% of the Company's voting interest, with each shares of Class B Common Stock issued and outstanding having 5 votes per share on all matters, except the election of directors or as otherwise provided by law. With respect to the election of directors, the Class B Common Stock, voting together as a class, may elect up to three members of the Company's Board of Directors.

 NOTE 6     REDEEMABLE PREFERRED STOCK :
                 The Company is authorized to issue 16,000 shares of Preferred Stock and at December 31, 1998 and 1997 had outstanding 7,800 shares of Preferred Stock, par value $1,000 per share. The Preferred Stock (i) is entitled to preferred dividends at an annual rate of five (5) shares of additional Preferred Stock for each one hundred shares of Preferred Stock outstanding,
                 (ii) has no voting rights except as provided by law, and (iii) is entitled to be redeemed at $1,000 per share (plus accrued and unpaid dividends) on the earlier of (i) December 1, 2009,
                 (ii) upon a change of control of the Class A or Class B Common Stock or (iii) upon the sale of one or more PCS licenses for cash or a non-cash sale under certain circumstances. The difference between the carrying value of such shares (which approximates fair value) and the redemption price is being amortized using the effective interest method to November 1, 2009. Accrued dividends and accretion on the preferred stock are included in the preferred stock account in the balance sheets and the dividend requirement on preferred stock in the statements of operations.

NOTE 7           LEGAL MATTERS:
                 The United States Department of Justice initiated an investigation during 1997 to determine whether there had been bid rigging and market allocation for licenses auctioned by the FCC for PCS. The Company, together with various other bidders in the PCS auctions, had received a civil investigative demand ("CID") requesting documents and information relating to bidding, and in May 1997, the Company complied with the CID. The Company is not aware of what further action, if any, the Justice Department or the FCC may take and cannot estimate its exposure, if any, at this time.

                         EAST/WEST COMMUNICATIONS, INC.

                    (A DEVELOPMENT STAGE ENTERPRISE, FORMERLY
                        AER FORCE COMMUNICATIONS B, L.P.)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 8      RIGHTS OFFERING:
                 The Company has announced that it intends to offer, at no cost to the holders of its Class A Common Stock, a non-transferable right to purchase up to 443,050 shares of Class A Common Stock. The rights entitle shareholders to purchase one additional share of Class A Common Stock for every four shares of Class A Common Stock held @ $1.50 per share. In addition, the Company intends to sell 444,825 shares of Class B Common Stock at a price of $1.50 per share to the current owners of the Company's Class B Common Stock.

                 The Company intends to file a Registration Statement with the Securities and Exchange Commission ("SEC") in April 1999 commencement of the proposed sale will be as soon as possible after the Registration Statement is declared effective by the SEC.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.




                         EAST/WEST COMMUNICATIONS, INC.



                            443,050 SHARES OF CLASS A

                                  COMMON STOCK



                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

         The Company's by-laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or an agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding, to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware, as from time to time in effect, and any other applicable law, as from time to time in effect. Such right of indemnification is not be deemed exclusive of any other rights to which such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of each such person.

         The Company has entered into indemnity agreements with its directors and executive officers. The indemnity agreements provide that the Company shall indemnify such directors and executive officers from and against any and all liabilities, costs and expenses, amounts of judgments, fines, penalties and amounts paid in settlement of or incurred in defense of any settlement in connection with any threatened, pending or completed claim, action, suit or proceeding in which such persons are a party (other than a proceeding or action by or in the right of the Company to procure a judgment in its favor), or which may be asserted against them by reason of their being or having been an officer or director of the Company (the "Losses"), unless it is determined that such directors and executive officers did not act in good faith and for a purpose which they reasonably believed to be in, or in the case of service to an entity related to the Company, not opposed to, the best interests of the Company and, in the case of a criminal proceeding or action, that they had reasonable cause to believe that their conduct was unlawful. The indemnity agreements also provide that the Company shall indemnify such directors and executive officers from and against any and all Losses that they may incur if they are a party to or threatened to be made a party to any proceeding or action by or in the right of the Company to procure a judgment in its favor, unless it is determined that they did not act in good faith and for a purpose that they reasonably believed to be in, or, in the case of service to an entity related to the Company, not opposed to, the best interests of the Company, except that no indemnification for Losses shall be made in respect of (i) any claim, issue or matter as to which they shall have been adjudged to be liable to the Company or (ii) any threatened or pending action to which they are a party or are threatened to be made a party that is settled or otherwise disposed of, unless and only to the extent that any court in which such action or proceeding was brought determines upon application that, in view of all the circumstances of the matter, they are fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Such indemnification is in addition to any other rights to which such officers or directors may be entitled under any law, charter provision, by-law, agreement, vote of shareholders or otherwise.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The  following  table  sets  forth the  various  expenses  (other  than underwriting discounts and commissions) which will be paid by the Company in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.


SEC Registration Fee............................              $184.75
Blue Sky Fees and Expenses......................              2000.00
Printing and Engraving..........................            10,000.00
Subscription Agent Fees.........................            15,000.00
Accounting Fees and Expenses....................            15,000.00
Legal Fees and Expenses.........................            50,000.00
Miscellaneous expenses..........................            17,815.25
Total...........................................          $110,000.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following securities were issued by the company within the past three years and are not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Act as transactions by an issuer not involving a public offering. All of such securities are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of the company have been properly legended.

         1,779,301 shares of Class B Common stock were issued to AFC upon the incorporation of the Company.

         7,800 shares of Preferred Stock of the Company were issued to Lynch PCS Corporation F upon cancellation of certain indebtedness of the Company.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits:

     Exhibit
     Number                        Description
------------------------        ------------------------------------------------
    3.1                         Articles of Incorporation
    3.2                         By-laws
    5.1                         Opinion of Olshan  Grundman  Frome  Rosenzweig &
                                Wolosky LLP (to be filed by amendment)
    10.1                        Expenses  Agreement  dated as of July  31,  1996
                                among  AER  Force   Communications  B,  L.P.,  a
                                Delaware   limited   partnership,    AER   Force
                                Communications Inc., a New York corporation, and
                                Lynch PCS Corporation F, a Delaware corporation.
    10.2                        Limited  Partnership   Agreement  of  AER  Force
                                Communications  B, L.P.  entered into as of July
                                26,    1996,    by   and   between   AER   Force
                                Communications Inc., a New York corporation,  as
                                general partner,  and Lynch PCS Corporation F, a
                                Delaware  corporation,  as the  Initial  Limited
                                Partner.
    10.3                        Loan  Agreement  dated as of August 12,  1996 by
                                and between AER Force  Communications B, L.P., a
                                Delaware  limited  partnership,  and  Lynch  PCS
                                Corporation F, a Delaware corporation.
   10.4                         Form of Security Agreement
   10.5                         Form of Installment Payment Plan Note
   *23.1                        Consent of Ernst & Young LLP
   23.2                         Consent of Olshan  Grundman  Frome  Rosenzweig &
                                Wolosky LLP (contained in Exhibit 5.1)

--------------
*  Filed herewith

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

               (a) to file, during any period in which if offers or sells securities, a post-effective amendment to this registration statement:
                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post0-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement to include any additional or changed material information on the plan of distribution.

                   (2) That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                   (3)  File  a   post-effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

               (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declare effective.

                   (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 6th day of April, 1999.

                             EAST/WEST COMMUNICATIONS, INC.


                    By:  /s/ Victoria Kane
                         -----------------------------------------------------
                         Victoria Kane
                         Chairman of the Board
                         (Chief Executive Officer and Chief Financial Officer)

                                   SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                        Title                          Date
      ---------                        -----                          ----

/s/ Victoria Kane             Chairman of the Board, Chief        April 6, 1999
---------------------------
Victoria Kane                 Executive Officer and
                              Director
/s/ T. Gibbs Kane, Jr.
---------------------------   Director                            April 6, 1999
T. Gibbs Kane, Jr.

/s/ Mario J. Gabelli
---------------------------   Director                            April 6, 1999
Mario J. Gabelli




                                      II-6